UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12

Univest Financial Corporation
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

[x] No fee required.
[ ] Fee paid previously with preliminary materials.
[ ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

14 North Main Street, P.O. Box 197
Souderton, Pennsylvania 18964
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 23, 2026
TO THE HOLDERS OF COMMON STOCK:
The Annual Meeting of Shareholders of Univest Financial Corporation (the "Annual Meeting") will be held on Thursday, April 23, 2026, at 11:30 a.m. at the Indian Valley Country Club, 650 Bergey Road, Telford, Pennsylvania. Additionally, shareholders will have the option to attend the Annual Meeting virtually. A luncheon will follow the Annual Meeting.
You are entitled to attend the Annual Meeting in-person or virtually, if you were a shareholder of record as of the close of business on February 6, 2026 or if you hold a legal proxy for the meeting provided by your bank, broker, or nominee. To be admitted to the Annual Meeting virtually, you must go online to www.virtualshareholdermeeting.com/UVSP2026 and enter the control number that is printed in the box marked by the arrow on your proxy card. You may vote electronically during the Annual Meeting by following the instructions available on the meeting website during the meeting. If you are a beneficial shareholder and want to attend the Annual Meeting and cast your vote in person, you must obtain a legal proxy from your bank of broker reflecting the Univest Financial Corporation stock you hold through a bank, broker or nominee. Instructions for obtaining a legal proxy are included on the Vote Instructions Form or at ProxyVote.com. Requests for a legal proxy must be received by Broadridge no later than 5:00 p.m., Eastern Time, on April 9, 2026.
At the Annual Meeting, shareholders will act and vote on:
1.The election of four Class III Directors each for a three-year term expiring in 2029.
2.The ratification of KPMG LLP as our independent registered public accounting firm for 2026.
3.The approval of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as presented in this Proxy Statement.

Shareholders may also consider and act on such other business as may properly come before the meeting or any postponements or adjournments of the Annual Meeting. The Board of Directors is not aware of any other business scheduled to come before the meeting.

The close of business on February 6, 2026 has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.
The accompanying Proxy Statement forms a part of this notice.
PROXY CARDS ARE ENCLOSED SO SHAREHOLDERS CAN VOTE THEIR SHARES OF THE CORPORATION'S COMMON STOCK. IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the meeting in person or attend virtually, please take a moment to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope we have provided in order that your shares will be represented at the meeting. If you attend the meeting in person, you may vote in person. If you attend virtually, you may vote during the meeting by following the instructions available on the meeting website.

By Order of the Board of Directors

JEFFREY M. SCHWEITZER, Chairman

MEGAN DURYEA SANTANA, Esq., Secretary
March 13, 2026
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 23, 2026
This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card, the annual report on Form 10-K for the year ended December 31, 2025 and the 2025 Annual Report to Shareholders (which is not a part of the proxy soliciting material) are available at www.ProxyVote.com.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and the accompanying proxy card are being provided to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Univest Financial Corporation (the "Corporation" or "Univest") for use at the Annual Meeting of Shareholders to be held on April 23, 2026 at Indian Valley Country Club, 650 Bergey Road, Telford, Pennsylvania, and at any adjournment thereof. Shareholders will also be able to attend the meeting virtually.
Copies of this Proxy Statement and proxies to vote the Corporation's common stock (the "Common Stock") are being sent to shareholders on or about March 13, 2026.
Officers of the Corporation or employees of Univest Bank and Trust Co. (the "Bank") or employees of Broadridge Corporate Issuer Solutions, Inc. ("Broadridge"), the Corporation's transfer agent, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation's stock in their names, or in the names of their nominees, for reasonable expenses in forwarding proxy cards and proxy statements to beneficial owners of such stock.
Attending the Meeting in Person
Shareholders are invited to attend the annual meeting in person. If you hold your shares through a broker, bank or nominee in street name, you will need proof of ownership to be admitted to the meeting. Examples of proof of ownership are a recent brokerage account statement or a letter from your bank or broker.
Attending the Meeting Virtually
To be admitted to the Annual Meeting virtually, you must go online to www.virtualshareholdermeeting.com/UVSP2026 and enter the control number that is printed in the box marked by the arrow on your proxy card. If you attend the meeting virtually, you may vote during the Annual Meeting by following the instructions available on the meeting website. Even if you plan to participate virtually in the Annual Meeting, we recommend that you vote by proxy before the Annual Meeting so that your vote will be counted if you later decide not to participate in the Annual Meeting.
If you are a beneficial shareholder and want to attend the Annual Meeting and cast your vote in person, you must obtain a legal proxy from your bank of broker reflecting the Univest Financial Corporation stock you hold through a bank, broker or nominee. Instructions for obtaining a legal proxy are included on the Vote Instructions Form or at ProxyVote.com. Requests for a legal proxy must be received by Broadridge no later than 5:00 p.m., Eastern Time, on April 9, 2026.
Revoking Your Proxy
Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted, delivering a later dated proxy or attending the meeting in person or virtually and voting at the meeting. Attendance at the meeting will not in itself constitute revocation of a proxy.
Voting Information
The person named in the proxy card will vote in accordance with the instructions of the shareholder executing the proxy card, or in the absence of any such instruction, in accordance with the recommendations of the Board set forth below.

Univest's Board of Directors recommends a vote:
1.FOR the election of four Class III Directors each for a three-year term expiring in 2029.
2.FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2026.
3.FOR the approval of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as presented in this Proxy Statement.

The Board has fixed the close of business on February 6, 2026 as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of February 6, 2026, there were 28,083,533 outstanding shares of Common Stock entitled to vote at the Annual Meeting.
Quorum and Vote Required
The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the meeting. If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on a matter without instructions from the beneficial owner and instructions are not given. These matters include the election of Directors and the advisory vote regarding executive compensation. Abstentions and broker non-votes will be counted as shares present at the meeting for determining the existence of a quorum. Abstentions (but not broker non-votes) will be counted as votes represented at the meeting for the election of any nominee for Director or with respect to any other proposal brought before the meeting.
Each holder of record of Common Stock on February 6, 2026 will be entitled to one vote per share on all business at the meeting. Shareholders cannot cumulate votes for the election of Directors. All matters of business listed in this proxy will be decided by the affirmative vote of a majority of shares represented at the meeting.

Voting by Internet and Telephone

Instead of voting by mailing a proxy card, registered shareholders can vote their shares of Common Stock via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet and telephone voting are set forth on the proxy card. The deadline for voting via the internet or by telephone is 11:59 p.m., Eastern Time, on Wednesday, April 22, 2026. If you attend the meeting in person, you may vote in person. If you attend the meeting virtually, you may vote during the Annual Meeting by following the instructions available on the meeting website.

ELECTION OF DIRECTORS

The person named in the accompanying proxy card intends to vote to elect as Directors the nominees listed below, unless authority to vote for Directors is withheld in the proxy card. The Corporation's Board is presently comprised of twelve directors elected for terms of three years, one-third of whom stand for election each year. The leadership of our Board is comprised of: (i) our Chairman (who also serves as our President and Chief Executive Officer (the "CEO")), (ii) our Lead Independent Director, Joseph P. Beebe, and (iii) our committee chairs.

The Board has established the number of Class III Directors at four, each of which will be elected for a three-year term expiring in 2029.

The Nominating and Governance Committee has recommended the slate of nominees listed below for election. All nominees have indicated that they are willing to serve as Directors, but if any of them should decline or be unable to serve, the person named in the proxy card will vote for the election of such other person or persons as may be designated by the Board, unless the Board reduces the number of Directors in accordance with the Corporation's Bylaws (the "Bylaws").

Univest strives to maintain a diverse Board of Directors, reflective of the communities we serve. The biographies of each of the nominees and continuing members of the Board are set forth below. The biographies contain information regarding the person’s business experience and certain other experiences, qualifications, attributes or skills. The nominees and continuing members of the Board have a diversity of experience and a wide variety of backgrounds, skills and qualifications that strengthen their ability to provide oversight. As described in the following biographies, the majority of directors also have specific experience in environmental, social and governance ("ESG") issues and oversight.

All nominees are currently Directors and dates indicating the first year that an individual became a Director refer to the initial year as a Director or Alternate Director of the Corporation or the Bank.

Class III Directors (to be elected for a three-year term expiring at the 2029 Annual Meeting of Shareholders)

Joseph P. Beebe
Director Since: 2021
Age: 67

Joseph P. Beebe currently serves as Lead Independent Director of the Board, a position he assumed in 2024. He retired in 2020 as Managing Director and Co-Head of the Insurance and Asset Management Investment Banking Group of Keefe, Bruyette & Woods, a Stifel Company. He previously held management positions at Fox-Pitt Kelton, Inc. and Midlantic Corporation. Mr. Beebe is currently a member of the President's Advisory Council as well as the Institute for Innovation and Entrepreneurship Advisory Council at Villanova University. Mr. Beebe previously served as an Advisory Board Member of Patriot Financial Partners LP. He also serves on a number of non-profit boards. Mr. Beebe holds a Bachelor of Arts Degree in Economics from Villanova University and an MBA with a concentration in Finance from Pace University.

Mr. Beebe brings extensive experience advising insurance companies, asset managers, banks and related financial institutions on corporate strategy, mergers, acquisitions, divestitures, capital raising and governance issues.

Natalye Paquin
Director Since: 2017
Age: 65

Natalye Paquin has served as the Chief Operating Officer of The Rockefeller Foundation since 2022, overseeing the global organization's Operations, Finance, Human Resources, Information Technology, Legal and Connected Leaders teams as well as its operations at offices in the United States, Latin America, Italy, Asia and Africa. Ms. Paquin previously served as the President and Chief Executive Officer of Points of Light Foundation from 2017 to 2022, a global organization that supports non-profits, corporations, and individuals focused on volunteerism and social good. Ms. Paquin also currently serves on the Board of Directors for Bloomerang, which develops community-focused non-profit donor management software. Ms. Paquin spent more than 15 years of her career as a lawyer in the private and education sectors before joining the non-profit space as an executive. From 2006 to 2016, Ms. Paquin was an Independent Director of National Penn Bancshares, Inc. From 2010 to 2015, Ms. Paquin served as Chief Executive Officer of the Girl Scouts of Eastern Pennsylvania. Additionally, Ms. Paquin has served on the boards of numerous non-profit organizations focused on ESG issues and corporate social responsibility matters and her work with non-profit organizations within the local, national and international economies provides significant leadership and management experience.

Anne Vazquez
Director Since: 2023
Age: 45

Anne Vazquez was previously a General Partner at NewSpring Capital, LLC and NewSpring Mezzanine Capital. NewSpring Capital LLC partnered with high-performing companies in the lower middle market in dynamic industries to catalyze new growth and seize compelling opportunities. Ms. Vazquez served NewSpring Capital, LLC for over 17 years. During Ms. Vazquez's tenure, NewSpring Mezzanine Capital raised and invested over $1 billion in lower middle market companies. Ms. Vazquez served on the board of various NewSpring Capital portfolio companies. Ms. Vazquez was previously a Senior Analyst on the Financial Analysis Compliance Team for a private equity and global asset management firm. Ms. Vazquez also held various positions for KPMG, LLP, including Senior Associate in the Assurance Practice. Ms. Vazquez currently serves on the Board of Holy Child School at Rosemont. Ms. Vazquez previously served as the Chair of the Board and a Board of Trustees for Notre Dame Academy de Namur and the Association of Corporate Growth Philadelphia Chapter. Ms. Vazquez holds a Masters of Accounting Degree from Villanova University and a Bachelor's of Science Degree from the University of Rhode Island. Ms. Vazquez provides over 20 years of experience in underwriting, investing in, managing and growing mid-market companies.

Robert C. Wonderling
Director Since: 2018
Age: 64

Robert C. Wonderling is currently the Lead Executive for Arena Strategic AI, LLC. Mr. Wonderling served as the Executive Director of the American Bible Society's Faith and Liberty Initiative, the museum operated by the American Bible Society on Independence Mall in Philadelphia, Pennsylvania from 2022 until 2025. Mr. Wonderling served as President and Chief Executive Officer of the Chamber of Commerce for Greater Philadelphia from 2009 to 2022, a business advocacy organization of member companies that promotes growth and economic development in the 11-county Greater Philadelphia region, leading the Chamber’s Diversity, Equity and Inclusion initiatives. In recognition of his leadership, Mr. Wonderling was recognized in 2017 with the Anti-Defamation League's Americanism Award. From 2002 to 2009, Mr. Wonderling served in the Pennsylvania State Senate, where he served as Chairman of the Communications and Technology Committee and the Transportation Committee. He also served in the executive branch of state government administration as Deputy Secretary of Transportation. In 2025, Mr. Wonderling was nominated and confirmed to serve as a member of the Pennsylvania Council on Aging. Additionally, Mr. Wonderling serves on the boards of numerous businesses and non-profit organizations within the Philadelphia region. Mr. Wonderling previously served as Chairman of the Board of Trustees at Ursinus College. In addition to his public service, Mr. Wonderling worked for Lehigh Valley-based Air Products & Chemicals, Inc. He also served as an Executive Officer for Bentley Systems, Inc. (NASDAQ: BSY), a software company in Exton, Pennsylvania. Mr. Wonderling provides extensive business and governance experience within the Corporation's geographic region.

Class I Directors (each continuing for a three-year term expiring at the 2027 Annual Meeting of Shareholders)

Domenick A. Cama
Director Since: 2024
Age: 69

Domenick A. Cama serves on the boards of Catholic Charities of Brooklyn and Queens and the Cathedral Club of Brooklyn. Mr. Cama previously served as the President of the NYC Metro and New Jersey Market for Citizens Financial Group until his retirement in 2024. Prior to its acquisition by Citizens Financial Group in 2022, Mr. Cama served as the President and Chief Operating Officer of Investors Bancorp and Investors Bank (beginning in 2008) and a member of the Board of Directors of Investors Bancorp and Investors Bank (beginning in 2011). Mr. Cama also served as Investors Bank's Chief Financial Officer from 2003 to 2008. Mr. Cama holds a Bachelor’s of Art Degree in Economics and a Master’s Degree in Finance from Pace University. Mr. Cama's experience as a Chief Financial Officer and Chief Operating Officer provides extensive knowledge about the operations of a SEC-reporting financial institution. Mr. Cama's work with non-profit organizations also provides significant leadership and management experience.

Suzanne Keenan
Director Since: 2020
Age: 61

Suzanne Keenan is a member of the Board of Trustees of North American Electric Reliability Corporation (NERC), where she holds the position of Chair (former chair of its Corporate Governance & Human Resources Committee and Technology & Security Committee), whose mission is to assure the effectiveness and the reliability and security of the electric grid. Ms. Keenan has experience as a member of several advisory and volunteer boards and was a founding board member of Women in Tech Leadership, a Philadelphia-based networking organization. Ms. Keenan previously held the position of Chief Information Officer and Senior Vice President of Wawa, Inc., where she led and executed on IT strategy, IT security and process improvement methodology. She also held leadership positions at Comcast Cable, which included oversight of Comcast University and the establishment of Comcast's first talent management program focused on increasing diversity, and at PECO Energy Company, which included leading customer service, operations and marketing through deregulation. Ms. Keenan holds a Bachelor of Science Degree in Nuclear Engineering from Penn State University and a Master's Degree in Health Physics from the University of Pittsburgh. Ms. Keenan provides extensive experience in customer experience, change management, information technology, information security and regulatory oversight.

Thomas M. Petro
Director Since: 2016
Age: 67

Thomas M. Petro is currently Managing Partner of 1867 Capital Partners, a venture investor in early-stage life sciences, fintech and tech-enabled business services. Mr. Petro served as President and Chief Executive Officer of Fox Chase Bank from 2005 and Fox Chase Bancorp, Inc. (NASDAQ: FXCB) from its founding and initial public offering in 2006 until its acquisition by the Corporation in 2016. Mr. Petro was President and Chief Executive Officer of Northeast Pennsylvania Financial Corporation (NASDAQ: NEPF) from 2003 until its acquisition in 2005. He served as Chairman of the Board of BizEquity from 2017 until its acquisition by American City Business Journals in 2019 and of OrthogenRx, Inc. from 2016 until its acquisition by Avanos Medical, Inc. (NYSE: AVNS) in 2022. Mr. Petro also serves on the board of directors of Fintegra LLC. He is a past-chairman of the Pennsylvania Bankers Association and former board member of the American Bankers Association. He is a National Association of Corporate Directors (NACD) Board Leadership Fellow and is NACD Directorship Certified. Mr. Petro provides extensive experience in capital markets, regulatory oversight, leadership, governance and has extensive knowledge about financial institution operations. Mr. Petro qualifies as an audit committee financial expert.

Charles H. Zimmerman
Director Since: 2015
Age: 67

Charles H. Zimmerman currently serves as teaching pastor at Calvary Church in Souderton, a role he has held for over 30 years. Dr. Zimmerman served as Lead Director for the Clemens Family Corporation from 2004 to 2023. Dr. Zimmerman works with numerous family and private companies to develop advisory boards and move advisory boards to fiduciary boards. Dr. Zimmerman leads a network of CEO Peer Groups designed to connect owners and leaders in confidential, challenging collaboration. Dr. Zimmerman serves as an executive consultant in the areas of leadership development and strategic effectiveness, and has developed a series of urban initiatives seeking to bring together for-profits, non-profits, urban churches and suburban communities in partnership for individual, family and community development. Dr. Zimmerman has been actively involved in church and corporate leadership and development and provides the board with extensive knowledge of the local economy and needs of the community.

Class II Directors (each continuing for a three-year term expiring at the 2028 Annual Meeting of Shareholders)

Todd S. Benning
Director Since: 2016
Age: 65

Todd S. Benning has over 40 years of experience in public accounting and is a Principal of DunlapSLK, PC, a certified public accounting firm in Chalfont, Pennsylvania, where he serves in the firm’s Accounting Services Department. Previously, Mr. Benning was a founding stockholder of Dunlap & Associates, PC, a certified public accounting and business consulting firm. Mr. Benning was formerly a Director of Fox Chase Bank and Fox Chase Bancorp, Inc. (NASDAQ: FXCB), positions he held from 2005 until their acquisition by the Corporation in 2016. He served on the Fox Chase Bancorp, Inc. Audit Committee, Finance Committee, Nominating and Governance Committee and Compensation Committee. As a principal of a certified public accounting firm, Mr. Benning provides the Board of Directors with critical experience regarding accounting, finance and governance matters and small company management and qualifies as an audit committee financial expert. He works extensively with companies within the regions in which the Corporation conducts its business.

Martin P. Connor
Director Since: 2022
Age: 61

Martin P. Connor currently serves as a member of the Board of Directors for Essent Group Ltd., which offers private mortgage insurance, reinsurance, and title insurance and settlement services to serve the housing finance industry. Mr. Connor served as the Chief Financial Officer of Toll Brothers, Inc. (NYSE: TOL) from 2010 until his retirement in 2025. Prior to that, Mr. Connor was the CFO and Director of Operations for O'Neill Properties, a diversified commercial real estate development company in the Mid-Atlantic region. Prior to that position, Mr. Connor was an Audit and Advisory Business Services Partner for Ernst & Young. Mr. Connor is a two-time recipient of the Homebuilder CFO of the Year award from Institutional Investor Magazine. Mr. Connor previously served on the Federal Reserve Bank of Philadelphia Economic and Community Advisory Council. Mr. Connor previously served as the Chairman of the Board of Trustees at Holy Ghost Preparatory School and was an executive board member at Business Leaders Organized for Catholic Schools. Mr. Connor holds a BBA in Accountancy from the University of Notre Dame and is a Certified Public Accountant. Mr. Connor brings a wealth of experience in the home building industry, as well as extensive public company oversight, business experience and governance experience as a Chief Financial Officer of a public corporation. Mr. Connor qualifies as an audit committee financial expert.

Jeffrey M. Schweitzer
Director Since: 2013
Age: 52

Jeffrey M. Schweitzer currently serves as Chair of the Board, President and Chief Executive Officer of the Corporation and Chair of the Board and Chief Executive Officer of the Bank. Mr. Schweitzer has over 25 years of experience in the financial services industry. Mr. Schweitzer served as the Corporation's Chief Financial Officer from 2007 until his promotion to President and Chief Operating Officer in 2013 and to Chief Executive Officer in 2014. He assumed the Chair position in 2024. As Chair, President and Chief Executive Officer, Mr. Schweitzer has extensive knowledge of our daily operations and management. Mr. Schweitzer serves on non-profit boards in the Corporation's market, providing Mr. Schweitzer the necessary knowledge of the local economy and needs of the community. Additionally, Mr. Schweitzer serves on the Board of Directors of the Pennsylvania Bankers Association. From 2019 to 2024, Mr. Schweitzer served as the Federal Reserve Bank of Philadelphia's representative on the Federal Advisory Council.

Michael L. Turner
Director Since: 2015
Age: 69

Michael L. Turner has been a partner in the law firm of Marshall, Dennehey, Warner, Coleman & Goggin since 2007, is a past member of the firm's Board of Directors, and currently serves on the firm’s Diversity, Equity and Inclusion Committee. Mr. Turner was a founder of Valley Green Bank and served on its board of directors from 2005 until its acquisition by the Corporation in 2015. Mr. Turner was a founder and member of the Philadelphia law firm of Kelly, Jasons, McGuire & Spinelli from 1989 to 2007, serving as managing partner for five years. Mr. Turner specializes in the preparation and trial of complex personal injury, product liability and criminal cases. Mr. Turner was an Assistant District Attorney for the City of Philadelphia from 1981 to 1986. Mr. Turner is a member of the Pennsylvania Bar. Mr. Turner provides general legal knowledge and extensive knowledge of the Southeast Pennsylvania business community.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our Common Stock by each Director, each nominee for Director, each Named Executive Officer, and all Directors and executive officers as a group as of February 6, 2026.

Name	Number of Shares*	Percent
Joseph P. Beebe	12,166	**
Todd S. Benning	16,127	**
Domenick A. Cama	—	**
Martin P. Connor	8,076	**
Suzanne Keenan (1)	19,075	**
Natalye Paquin	29,932	**
Thomas M. Petro (2)	52,075	**
Jeffrey M. Schweitzer (3)	132,564	**
Michael L. Turner	32,504	**
Anne Vazquez	8,016	**
Robert C. Wonderling	19,373	**
Charles H. Zimmerman	17,419	**
Michael S. Keim (4)	78,572	**
Patrick C. McCormick (5)	14,251	**
Brian J. Richardson (6)	29,291	**
Megan D. Santana (7)	40,537	**

All Directors and Executive Officers as a Group (17 persons)	513,326	1.83%

*	The shares "Beneficially owned" includes shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. No securities are pledged as collateral or security. The table includes beneficially owned shares and options to purchase shares or restricted stock units that will vest within 60 days of February 6, 2026. Does not include purchase rights accruing under the Employee Stock Purchase Plan as of February 6, 2026 since the purchase rights, and therefore the number of shares to be purchased, are not determinable until the end of the purchase period.
**	Beneficially owns less than 1% of the outstanding shares of the Common Stock of the Corporation.
(1)	Includes 3,000 shares owned by members of Ms. Keenan's family.
(2)	Includes 44 shares owned by members of Mr. Petro's family.
(3)	Includes 18,161 shares of unvested restricted stock units and 13,933 shares that may be acquired through the exercise of vested stock options. Includes 100 shares owned by a member of Mr. Schweitzer's family.
(4)	Includes 9,970 shares of unvested restricted stock units and 7,245 shares that may be acquired through the exercise of vested stock options..
(5)	Includes 4,378 shares of unvested restricted stock units.
(6)	Includes 6,755 shares of unvested restricted stock units and 2,090 shares that may be acquired through the exercise of vested stock options..
(7)	Includes 5,739 shares of unvested restricted stock units and 2,787 shares that may be acquired through the exercise of vested stock options..

The following table provides information about persons known to the Corporation to be the beneficial owners of more than 5% of its outstanding common stock as of February 13, 2026. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name	Number of Shares	Percent
FMR LLC (1)	2,644,406	8.96
Blackrock, Inc. (2)	2,453,670	8.50
Dimensional Fund Advisors LP (3)	1,957,085	6.60
The Vanguard Group (4)	1,551,906	5.26

(1)
Based on the most recently available Schedule 13G amendment filed with the SEC on February 9, 2024, which contained information as of December 31, 2023. The principal business office for FMR LLC is 245 Summer Street, Boston, MA 02210.

(2)	Information is derived from a Schedule 13G amendment filed with the SEC on April 4, 2025. The principal business office for Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001.
(3)
Based on the most recently available Schedule 13G amendment filed with the SEC on February 9, 2024, which contained information as of December 31, 2023. The principal business office for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, TX 78746.

(4)
Based on the most recently available Schedule 13G amendment filed with the SEC on February 13, 2024, which contained information as of December 31, 2023. The principal business office for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

THE BOARD, THE BOARD'S COMMITTEES AND THEIR FUNCTIONS

The Corporation's Board met eight times during 2025. All the Directors attended at least 75% of the meetings of the Board and of the committees of which they were members. While the Corporation has no formal policy on Director attendance at annual meetings of shareholders, all Directors are encouraged to attend the annual meeting of shareholders and were in attendance at the 2025 annual meeting of shareholders. The Board has established a number of committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which is described below.

All shareholder correspondence to the Board may be sent to the Corporation and will be forwarded to the appropriate Board member or committee chair. To contact any Board member or committee chair, please mail your correspondence to:
Univest Financial Corporation
Attention (Board Member's name)
Office of the Corporate Secretary
14 N. Main Street
P.O. Box 197
Souderton, Pennsylvania 18964

The Corporation's Board of Directors has determined that all Directors, with the exception of Mr. Schweitzer, are independent within the meaning of the listing standards of the NASDAQ Stock Market and SEC regulations. The Board has determined that a lending relationship resulting from a loan made by the Bank to a Director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining a deposit, savings or similar account with the Bank by a Director or any of the Director's affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers. There are no family relationships among our Directors or Executive Officers.
For more information, see "Related Party Transactions."

Board of Director Committees as of February 6, 2026

Board Member	Audit	Compensation	Nominating and Governance	Enterprise-Wide Risk Management	Executive	Community Reinvestment Act(1)	Trust(1)
Joseph P. Beebe	—	Chair	—	—	X	—	—
Todd S. Benning	Chair	—	—	—	—	—	X
Domenick A. Cama	—	—	—	X	—	—	—
Martin P. Connor	X	X	—	—	—	—	—
Suzanne Keenan	—	—	X	X	X	X	—
Natalye Paquin	—	—	—	X	—	Chair	—
Thomas M. Petro	X	—	—	Chair	X	—	Chair
Jeffrey M. Schweitzer	—	—	—	X	Chair	X	X
Michael L. Turner	—	—	X	—	X	—	—
Anne Vazquez	—	—	—	—	—	—	X
Robert C. Wonderling	—	X	X	—	—	—	—
Charles H. Zimmerman	X	X	Chair	—	—	—	—
(1) Committees for the Corporation's banking subsidiary, Univest Bank and Trust Co.

Audit Committee

The Audit Committee of the Board met five times during 2025. The responsibilities of the Audit Committee include the annual selection of the Corporation's independent registered public accounting firm, review with the internal auditors and the independent registered public accounting firm of the overall scope and plans for the respective audits as well as the results of such audits, and review with management, the internal auditors and the independent registered public accounting firm of the effectiveness of accounting and financial controls, and interim and annual financial reports. The Audit Committee also oversees the Corporation's whistleblower process and receives quarterly reports of any whistleblower complaints. During 2025, no whistleblower complaints were received. All members of the Audit Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

Todd S. Benning serves as Chair of the Audit Committee. The Board has determined that each of Messrs. Benning, Connor and Petro meets the requirements adopted by the SEC for qualification as an audit committee financial expert.

The Board maintains an Audit Committee Charter and Audit and Non-Audit Services Pre-Approval Policy. The Audit Committee Charter may be found on the Corporation's Web Site: www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents.

REPORT OF THE AUDIT COMMITTEE
The Corporation's management is responsible for the Corporation's internal control over financial reporting. The Corporation's independent registered public accounting firm is responsible for performing an independent audit of the Corporation's consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Corporation's internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Corporation's internal control over financial reporting on behalf of the Board of Directors.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm's independence from the Corporation and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.
The Audit Committee discussed with the Corporation's independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Corporation's internal control over financial reporting and the overall quality of the Corporation's financial reporting process.
In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Corporation's management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Corporation's financial statements with U.S. generally accepted accounting principles. The Audit Committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions with management and the independent registered public accounting firm do not assure that the Corporation's financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Corporation's financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Corporation's independent registered public accounting firm is "independent."
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.

Univest Audit Committee Members:

Todd S. Benning, Chairman
Martin P. Connor
Thomas M. Petro
Charles H. Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table presents fees billed for professional services rendered by KPMG LLP for the integrated audit, including an audit of the Corporation's annual financial statements and internal controls over financial reporting, and fees billed for other services rendered. All fees in the table were approved pursuant to the Audit Committee's pre-approval policy and procedures. Amounts for the prior year reflect final fees billed by the independent registered public accounting firm and therefore differ slightly from the estimates disclosed in the Corporation's proxy statement for that year.

	2025	2024
Audit Fees (1)	$1,204,530	$1,177,447
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,204,530	$1,177,447

(1)	Includes fees related to incidental expenses and the annual charge for a web-based accounting research tool.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. This approval process ensures that the firm does not provide any non-audit services to us prohibited by law or regulation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding our compensation programs for the executive officers named in the Summary Compensation Table in this proxy statement (the "Named Executive Officers" or "NEOs") for 2025, including our overall philosophy, components of compensation that we provide, and the objectives and intended incentives of our programs. Our Named Executive Officers for 2025 were as follows:

Name	Age	Current Primary Positions	Current Position Since
Jeffrey M. Schweitzer	52	Chair of the Board, President and Chief Executive Officer of the Corporation and Chair of the Board and Chief Executive Officer of the Bank. (Has been employed by the Corporation since 2007, previously holding the roles of Chief Operating Officer and Chief Financial Officer of the Corporation).	2024
Brian J. Richardson	43	Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank (Has been employed by the Corporation since 2016, most recently as Director of Finance prior to his current position).	2019
Michael S. Keim	58	Senior Executive Vice President and Chief Operating Officer of the Corporation, President and Director of the Bank (Has been employed by the Corporation since 2008, most recently as Senior Executive Vice President and Chief Financial Officer of the Corporation and Bank, prior to his current position).	2015
Megan D. Santana	50	Senior Executive Vice President, General Counsel and Chief Risk Officer of the Corporation and the Bank (Has been employed by the Corporation since 2016 as General Counsel prior to her current position).	2018
Patrick C. McCormick	48	Senior Executive Vice President and Chief Commercial Banking Officer of the Bank. (Has been employed by the Bank since 2022 as Executive Vice President and Chief Credit Officer prior to his current position. Prior to joining the Bank, he was Chief Credit Officer at WSFS Bank from 2015 to 2022).	2023

Executive Compensation Philosophy

Our principal objective is to maximize shareholder value through the development and enhancement of the Corporation's business operations. To further that objective, our executive compensation program is designed to:

•    Attract and retain talented employees in leadership positions by recognizing the importance of these individuals in carrying out the Corporation's Mission Statement, Core Values and Vision Statement: "To be the best integrated financial solutions provider in the market." This statement is critical in keeping us focused on our short- and long-term goals for the success of the Corporation.

•    Support strategic performance objectives. The goal of the executive compensation programs is to provide the Named Executive Officers with a total compensation package competitive with the market and the industry in which the Corporation operates, and to promote the long-term goals, stability and performance of the Corporation. By doing this, we align the interests of management with those of our shareholders and other stakeholder groups.

•Pay salaries near the 50th percentile of the market (although exact positioning varies by each individual's experience and responsibilities).

•Award cash incentives and equity incentives near the 50th percentile of the market when we meet our targeted performance objectives (although exact positioning varies by each individual's experience and responsibilities).

•    Support the Corporation's management development and succession plans.

•    Align the interests of Named Executive Officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•    Require the Named Executive Officers to acquire substantial levels of ownership of the Corporation's stock to further align Executive Officers' interests with those of the shareholders.

The Compensation Committee considers feedback from our shareholders in making compensation determinations. At the 2025 Annual Meeting, over 97% of the votes cast were in favor of our say-on-pay proposal. We view this as a positive endorsement of our pay practices. Even in light of this strong support, we continue to monitor our pay alignment with shareholder interests and seek ways to improve our compensation program.

With information provided by management, the Compensation Committee reviews the design and operation of our incentive compensation arrangements for all employees, including our Named Executive Officers, to determine whether the arrangements might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Corporation. The Compensation Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk mitigation features, are not reasonably likely to have a material adverse effect on the Corporation.

Executive Compensation Components

Our executive compensation consists primarily of three components:

• Base salary;
• Short-term annual incentive awards; and
• Long-term equity incentive compensation.

As is customary in our industry, we also provide modest levels of perquisites, described later, to our Named Executive Officers and participation in other benefit programs that are generally available to our employees (e.g., health care, disability, life insurance, an employee stock purchase plan and retirement plans). The "Summary Compensation Table" on page 23 provides additional information on these perquisites and benefits.

	What we do:		What we don't do:
✓	Align short- and long-term incentive plan targets with business goals and shareholder interests	✓	Provide excise tax gross-up payments
✓	Conduct an annual say on pay advisory vote	✓	Reward executives for taking excessive, inappropriate or unnecessary risks
✓	Retain an independent compensation consultant to advise our Compensation Committee	✓	Allow repricing or backdating of equity awards
✓	Use performance metrics that compare our performance to external benchmarks	✓	Spring-load equity awards
✓	Maintain an insider trading policy	✓	Provide guaranteed salary increases or guaranteed bonuses
✓	Maintain a clawback policy that applies to NEOs	✓	Award incentives for below-threshold performance
✓	Maintain a stock ownership policy for executive officers	✓	Pay dividends on unearned or unvested equity awards before the awards vest
✓	Reevaluate and update the composition of our peer group regularly	✓	Have single trigger vesting on our equity-based compensation awards or in our change in control agreements

2025 EXECUTIVE COMPENSATION AT A GLANCE

Target Pay "At Risk" (based on direct compensation only): 48.1% of CEO's total compensation was performance-based, at-risk compensation; average of 39.7% performance-based, at-risk compensation for all other NEOs

	Target Compensation
			Long-Term Incentive Plan
Executive	Salary ($)	Annual Incentive Plan ($)	Service-Based Restricted Stock Units ($)	Performance-Based Restricted Stock Units ($)	Direct Compensation ($)	Total Variable ($)	Total At-Risk ($)
Jeffrey M. Schweitzer	830,000	539,500	161,902	377,631	1,909,033	1,079,033	917,131
Brian J. Richardson	453,000	203,850	61,233	142,650	860,733	407,733	346,500
Michael S. Keim	545,000	272,500	89,983	209,820	1,117,303	572,303	482,320
Megan D. Santana	390,000	175,500	52,667	122,805	740,972	350,972	298,305
Patrick C. McCormick	412,000	144,200	43,338	100,924	700,462	288,462	245,124

	Target Pay Mix
Executive	Salary (%)	Annual Incentive Plan (%)	Service-Based Restricted Stock Units (%)	Performance-Based Restricted Stock Units (%)	Total Long-Term Incentive Plan (%)	Total Variable (%)	Total At-Risk (%)
Jeffrey M. Schweitzer	43.4	28.3	8.5	19.8	28.3	56.5	48.1
Brian J. Richardson	52.6	23.7	7.1	16.6	23.7	47.4	40.3
Michael S. Keim	48.7	24.4	8.1	18.8	26.8	51.2	43.2
Megan D. Santana	52.6	23.7	7.1	16.6	23.7	47.4	40.3
Patrick C. McCormick	58.8	20.6	6.2	14.4	20.6	41.2	35.0

Salaries: 2025 salary increases for the Named Executive Officers became effective as of January 1, 2025, and ranged from 2.3% to 4.0%.

2025 At-Risk Payout Results:
•Annual cash incentive awards were paid at 122.9% of target
•Long-term incentive awards for the 2023-2025 performance period resulted in equity awards vesting at 77.8% of target

CORPORATE PERFORMANCE AT A GLANCE

2025 Performance Summary

2025 was a year of continued progress and success for Univest. In an environment shaped by economic uncertainty and competitive pressures, Univest delivered record earnings and advanced the strategies that position us for long-term success. It was a year driven by disciplined execution as we made meaningful strides in operational excellence, improving efficiency, and advancing the technology that will support future growth. Expanded capabilities and data driven insights position us to deliver personalized experiences and ensure that we can meet the evolving needs of consumers, businesses and communities with greater speed, relevance and consistency. Throughout 2025, we made progress on our strategic initiatives including lowering our loan-to-deposit ratio through a strong deposit strategy, driving down our efficiency ratio by leveraging technology investments and improving operational efficiency. These initiatives position us for sustainable growth, improved profitability and allowed us to create value for our shareholders. Additionally, we returned value to our shareholders through stock repurchases and increasing our dividend.

•Financial Performance:
•Return on average assets of 1.11%
•Return on average shareholders' equity of 9.90%
•Efficiency ratio of 61.3%
•Pre-tax pre-provision income less net charge-offs ("PTPP-NCO") of $113.9 million, which increased 16.9% compared to 2024
•13.7% increase in net interest income compared to 2024
•0.2% decrease in noninterest income compared to 2024
•2.5% increase in noninterest expense compared to 2024, reflects our ongoing commitment to prudent expense management

•Loan growth of $88.2 million, or 1.3%
•Deposit growth of $328.1 million, or 4.9%
•Grew tangible book value per share $2.77, or 11.3%
•Repurchased 1,129,217 shares representing 3.9% of shares outstanding at December 31, 2024
•Diluted earnings per share increased $0.55 per share, or 21.3%
•Strong asset quality with nonperforming assets to assets of 0.45% and net charge-offs to average loans and leases of 0.16%

•Other Notable Accomplishments
•We began a multi-year journey to enhance our capabilities for small businesses with a focus on organizational alignment, digital access and tools and the market competitiveness of our products and services while enhancing customer service.
•Our certified Lean Six Sigma teams delivered targeted process improvements across commercial loan documentation, fee and insurance workflows, and loan origination, reducing errors and supporting a more consistent customer experience. The Commercial Efficiency Program progressed through its next phase, modernizing core back-office functions and creating operational leverage that will support future frontline transformation.
•We advanced our technology modernization roadmap through expanded nCino capabilities, strong Salesforce adoption, and a strategic migration to Azure based integrations to improve efficiency and reduce long-term costs.
•Collaboration across the organization aligned messaging, elevated content quality, and deepened integration between our website, customer relationship management system and automation platforms. These enhancements collectively position Univest to deliver more relevant, personalized experiences to customers while maintaining operating discipline.
•While technology continues to evolve, banking remains a people driven business, and we are committed to bringing a genuine, human element to every interaction. This commitment to connection and investing in relationships is one of the qualities that distinctly sets Univest apart. To support this, we continue to evolve our programs and invest in our teams. Over the course of the year, we provided training and support that emphasized the knowledge, skills and behaviors that enable our employees to deliver exceptional, advisory focused experiences.
•We brought our entire organization together for a companywide learning initiative focused on Psychological Safety. Over the course of five months, every employee participated in one of 44 interactive sessions designed to strengthen trust, collaboration and open communication across the Univest Family.
•We launched our new learning management system, which expanded access to ongoing development resources. With more than 20,000 courses available, employees are able to complete required trainings and all have the opportunity to deepen their professional expertise and pursue personal growth.

COMPENSATION CONSULTANT AND PEER GROUP

The Compensation Committee considers the decision-making responsibilities, experience, work performance, achievement of key goals, and team-building skills of each individual as the most important factors in its annual reviews. To help quantify these measures, the Compensation Committee has enlisted the assistance of an independent compensation consultant.

The Compensation Committee engaged Aon plc ("Aon") to assist it in reviewing its executive and director compensation programs for 2025. Aon is an independent compensation consulting firm that reports directly to the Compensation Committee. The analysis provided by Aon for 2025 includes, but is not limited to, an assessment of the Univest executive and director compensation programs compared to its peers, development of total cash compensation opportunities (base salary and cash incentives) and a review of the Corporation's short- and long-term incentive arrangements (cash and equity). The analysis provides the Compensation Committee with a broad array of information from which to assess the effectiveness of our compensation programs and serves as a foundation for future compensation decisions. The Compensation Committee considered the independence of Aon in light of SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a report from Aon addressing its independence, including the following factors: (i) other services provided to us by Aon; (ii) fees paid by us as a percentage of Aon's total revenue; (iii) policies or procedures maintained by Aon that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the consultants and members of the Compensation Committee; (v) any Corporation stock owned by the consultants; and (vi) any business or personal relationships between our Named Executive Officers and the consultants. The Compensation Committee discussed other considerations and concluded that the work performed by Aon did not raise any conflict of interest.

In determining the compensation for our Named Executive Officers, the Compensation Committee uses market information from a peer group. The Compensation Committee engaged Aon in mid-2024 to identify a peer group of comparable financial institutions and provide the market information for that peer group that the Compensation Committee would use in making decisions with respect to the compensation for our Named Executive Officers for 2025. The Corporation's 2025 peer group was developed based on a balanced assessment across a range of criteria, including total revenue, asset size, business model, and geographic location. The resulting 2025 peer group consisted of the following 21 financial institutions, which was unchanged from the peer group that was adopted in the prior year:

1st Source Corp.	Park National Corp.
Berkshire Hills Bancorp, Inc.	Peapack-Gladstone Financial Corp.
Community Trust Bancorp, Inc.	Peoples Bancorp, Inc.
Financial Institutions, Inc.	QCR Holdings, Inc.
First Busey Corp.	S&T Bancorp, Inc.
First Commonwealth Financial Corp.	Sandy Spring Bancorp, Inc.
First Mid Bancshares, Inc.	Stock Yards Bancorp, Inc.
German American Bancorp, Inc.	Tompkins Financial Corporation
Lakeland Financial Corp.	Washington Trust Bancorp, Inc.
Midland States Bancorp, Inc.	WSFS Financial Corp.
NBT Bancorp, Inc.

    COMPENSATION COMMITTEE CONSIDERATION OF MANAGEMENT RECOMMENDATIONS

The Chief Executive Officer provides recommendations to the Compensation Committee on any adjustments to base salary for the Named Executive Officers, other than himself. Following this process, in December 2024, the Compensation Committee met and reviewed the performance of the Named Executive Officers with the Chief Executive Officer, after which the Compensation Committee determined the adjustments for the other Named Executive Officers' base salary for 2025.

The Compensation Committee also met in executive session without the Chief Executive Officer present and discussed his base salary, after which the Committee recommended, and the full Board (with the exception of the Chief Executive Officer) approved, his new salary. The Chief Executive Officer did not participate in the discussions about his salary. Any adjustments were based on each individual's performance, experience, level of responsibility and achievement goals, in addition to the market compensation data for peer group companies provided by Aon.

In addition to making recommendations on individual base salary adjustments, the Chief Executive Officer makes recommendations to the Compensation Committee on compensation-related performance metrics and performance goals, and target annual incentive and long-term compensation levels for the other executive officers. While the Compensation Committee considers the Chief Executive Officer's recommendations, it makes all compensation decisions independently after also considering Aon's recommendations.

BASE SALARY COMPENSATION FOR 2025

    The Compensation Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor market as the pool of executive officers who are currently employed in similar positions at the companies within our Peer Group Market information is used as a frame of reference for annual salary adjustments and starting salaries.

Base salaries are determined by considering the experience, performance, and responsibilities of the individual Named Executive Officer, and in alignment with our Compensation Philosophy, are competitive with the median (50th percentile) of our peer group. Base salaries are generally adjusted annually and are in effect for the period January 1 through December 31.

Below outlines the increases in base salary compensation for 2025 approved by the Compensation Committee (and by the Board of Directors for CEO Jeffrey M. Schweitzer):

Executive	2025 ($)	2024 ($)	Base Salary Increase
Jeffrey M. Schweitzer	830,000	806,000	3.0%
Brian J. Richardson	453,000	443,000	2.3%
Michael S. Keim	545,000	533,000	2.3%
Megan D. Santana	390,000	375,000	4.0%
Patrick C. McCormick	412,000	400,000	3.0%

ANNUAL INCENTIVES

The Corporation maintains a non-equity annual incentive plan to encourage the Named Executive Officers to achieve annual financial objectives and to reward them upon such achievement. The weighted financial measures and related targets for the plan are set in the preceding fiscal year by the Compensation Committee. The annual incentive program for Messrs. Schweitzer, Richardson, Keim and McCormick and Ms. Santana consists of cash bonuses based 80% on meeting annual Corporation performance goals (adjusted pre-tax pre-provision income ("adjusted PTPP"), adjusted PTPP return on average equity, adjusted efficiency ratio, non-performing assets to total assets and net charge-offs/average loans and leases) and 20% on individual performance to reinforce the critical focus of our Named Executive Officers on certain annual objectives that have significant impact on our long-term performance strategy. The Compensation Committee selected these metrics as they link compensation to corporate performance with an emphasis on the overall profitability and credit quality of the Corporation. The payout under the Annual Incentive Compensation Plan occurs during March following the performance year.

The Annual Incentive Compensation Plan provided for payouts based on actual results compared to target as detailed in the table below. The first three columns of the table provide the annual incentive payout target range for the Named Executive Officer, as a percentage of base salary, based on performance as compared to target. The fourth column of the table provides the annual incentive payout for each of the Named Executive Officers at 100% of their target. The fifth and sixth columns of the table provide the actual incentive award paid for 2025 as a percentage of base salary and actual dollar amount. The 2025 payout was interpolated based on actual results compared to threshold, target and optimum.

Executive	Threshold (Paid at 40% of Target)	Target Achieve 100% of Target	Optimum (Paid at 150% of Target )	Target Award ($)	Actual Award (%) of Base Salary	Actual Award ($)
Jeffrey M. Schweitzer	26.0%	65.0%	97.5%	539,500	79.9%	663,234
Brian J. Richardson	18.0%	45.0%	67.5%	203,850	55.3%	250,603
Michael S. Keim	20.0%	50.0%	75.0%	272,500	61.5%	334,998
Megan D. Santana	18.0%	45.0%	67.5%	175,500	55.3%	215,751
Patrick C. McCormick	14.0%	35.0%	52.5%	144,200	43.0%	177,272

Before the start of 2025, the Committee set target performance for the financial goals at levels it considered challenging with a reasonable likelihood of being achieved and that represented strong levels of performance based on the Corporation's business outlook, estimated general economic conditions, and budget for 2025, which was approved by the Board in December 2024. Optimum levels were established at levels so that such amount would be earned only if the Corporation's actual performance significantly exceeded forecasted performance.

The Corporation's financial targets set by the Compensation Committee for 2025 along with the actual results for the Annual Incentive Compensation component of executive compensation were as follows:

Performance Metric	Goal Weight (1)	Threshold	Target (Plan)	Optimum	Actual	Achievement (% of Target)	Weighted Corporate Performance Award (% of Target)
Adjusted PTPP (2)	25.0%	$85,969	$107,461	$128,953	$122,903	135.9%	42.5%
Adjusted PTPP Return on Average Equity (2)	15.0%	9.45%	11.81%	14.17%	13.41%	133.9%	25.1%
Adjusted Efficiency Ratio (2)	15.0%	67.9%	65.4%	62.9%	61.7%	162.9%	30.5%
Relative NPAs to Total Assets (3)	15.0%	0.70%	0.45%	0.20%	0.61%	61.4%	11.5%
Relative Net Charge-offs/Average Loans and Leases (4)	10.0%	0.53%	0.35%	0.18%	0.16%	152.6%	19.1%
Total Corporate Performance	80.0%						128.7%
(1) Represents percentage of individual's total target incentive compensation award.
(2) Adjusted to exclude the income statement impact of BOLI death benefit claims received in 2025 and the residual impact of the sale of mortgage servicing rights in the first quarter of 2024. These adjustments were approved by the Compensation Committee as they were not considered when the original Target (Plan) was established in December 2024.
(3) Performance for the NPAs to Total Assets metric is measured relative to a peer group of Mid-Atlantic banks with total assets between $5 billion and $30 billion. The Target (Plan) performance level shown in the table above reflects the median of the peer group, while Threshold and Optimum are set equal to 25 basis points above and below this Target (Plan) level, respectively. Peer group and the Corporation's data are measured as of September 30, 2025.
(4) Performance for the Net Charge-offs/Average Loans and Leases metric is measured relative to a peer group of Mid-Atlantic banks with total assets between $5 billion and $30 billion. The Target (Plan) performance level shown in the table above reflects the average of the peer group, while Threshold and Optimum are set equal to 50% below and above this Target (Plan) level, respectively. Peer group and the Corporation's data are measured for the twelve-month period ended September 30, 2025.

The individual performance component is recommended by the Chief Executive Officer and established by the Compensation Committee, as applicable. When considering the recommendations, the Compensation Committee considers the individual's contribution to achievement of strategic initiatives critical to the Corporation's performance for the applicable fiscal year and beyond. For 2025, the Compensation Committee determined the individual performance component for Messrs. Schweitzer, Richardson, Keim and McCormick and Ms. Santana should be paid out at Target.

As a result of corporate performance (paid out at 128.7% of target) which was weighted at 80%, and the individual performance component which was weighted at 20%, an aggregate cash bonus was paid to each Named Executive Officer at 122.9% of the targeted payout level for 2025.

LONG-TERM INCENTIVES

    Stock-Based Compensation

The long-term incentive program consists of service-based restricted stock units and performance-based restricted stock units that vest based on the Corporation's performance compared to its selected peers and internally developed earnings per share targets. The purpose of the program is to further align management's interests with those of our shareholders, promote employee retention and to ensure management focuses on long-term stability and performance. The restricted stock units are settled in shares of Corporation stock.

2025 Equity Grants

Long-term incentive compensation consists of a combination of performance-based restricted stock units and service-based restricted stock units; 70% of the targeted fair value of the awards is performance-based restricted stock units and 30% of the targeted fair value is service-based restricted stock units. This split reflects an emphasis on long-term performance-based metrics that drive shareholder value.
Performance-based restricted stock units were granted on March 15, 2025 based on the Target level of performance as detailed below. The performance-based restricted stock units will vest on March 15, 2028, subject to the Named Executive Officers' continued employment and provided certain performance metrics are met. These metrics are based on the Corporation's performance compared to (i) the S&P United States SmallCap Banks (Industry Group) Index ("Select Peer Group") with respect to three-year average adjusted PTPP-NCO ROAA and (ii) the three-year adjusted PTPP-NCO target as set in the Corporation's strategic plan. No vesting will occur if the three-year average PTPP-NCO ROAA is less than 50 basis points, adjusted for one-time non-recurring gains and losses (e.g., merger charges, restructuring costs, BOLI gains, etc). The Compensation Committee selected these metrics as they link compensation to corporate performance with an emphasis of the overall profitability and credit quality of the Corporation.

Service-based restricted stock units were granted on March 15, 2025 and vest in three equal annual installments beginning on the first anniversary of the date of the grant, subject to the Named Executive Officers' continued employment.

The following table shows the vesting of performance-based awards with more shares vesting if performance exceeds the target level of performance and fewer shares vesting if performance is short of the target level of performance. The target level of performance is defined as ranking in the 50th percentile of PTPP-NCO ROAA performance compared to its Select Peer Group and achieving a targeted cumulative 2025 to 2027 PTPP-NCO adjusted for one-time non-recurring gains and losses (e.g. merger charges, restructuring costs, BOLI gains, etc.) both weighted at 50%. The targeted performance level for adjusted PTPP-NCO is aligned with the Corporation's targeted strategic and operating plan for the three-year performance period.

Amount of Shares Vesting	50% of Target (Threshold)	Target	150% of Target (Optimum)
Adjusted PTPP-NCO ROAA	35th Percentile	50th Percentile	75th Percentile
Adjusted PTPP-NCO	80% of Target	Target	120% of Target
On March 15, 2025, the Compensation Committee approved the following grants of performance-based restricted stock units to the Named Executive Officers:

	Number of Units			Grant Date Fair Value ($) (a)
Executive	Threshold	Target	Optimum	Threshold	Target	Optimum
Jeffrey M. Schweitzer	6,679	13,358	20,037	188,815	377,631	566,446
Brian J. Richardson	2,523	5,046	7,569	71,325	142,650	213,976
Michael S. Keim	3,711	7,422	11,133	104,910	209,820	314,730
Megan D. Santana	2,172	4,344	6,516	61,402	122,805	184,207
Patrick C. McCormick	1,785	3,570	5,355	50,462	100,924	151,386
(a) Based on the closing price of the Common Stock of $28.27 on the date of grant.

The granting of service-based restricted stock units is at the discretion of the Compensation Committee and is not contingent on the achievement of annual targets described under "Annual Incentives." On March 15, 2025, the Compensation Committee approved the granting of service-based restricted stock units to the following Named Executive Officers:

Executive	Service-Based Restricted Stock Units Granted (a)	Grant Date Fair Value ($) (b)
Jeffrey M. Schweitzer	5,727	161,902
Brian J. Richardson	2,166	61,233
Michael S. Keim	3,183	89,983
Megan D. Santana	1,863	52,667
Patrick C. McCormick	1,533	43,338
(a) The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of grant.
(b) Based on the closing price of the Common Stock of $28.27 on the date of grant.

Vesting of 2023 Performance-Based Restricted Stock Units

During 2023, the Corporation granted its Named Executive Officers performance-based restricted stock units as detailed in the following chart.

Executive	# of Target Units Granted
Jeffrey M. Schweitzer	14,740
Brian J. Richardson	5,444
Michael S. Keim	8,046
Megan D. Santana	4,620
Patrick C. McCormick	3,422

The 2023 performance-based restricted stock units will settle on March 15, 2026 based on the Corporation's performance during the three-year performance period compared to (i) the Select Peer Group with respect to the three-year average adjusted PTPP-NCO ROAA and (ii) an internally determined cumulative adjusted PTPP-NCO target for the three years ended December 31, 2025, as determined at the date of the grant which was approved by the Compensation Committee. Each criteria is equally weighted at 50% of the vesting.

Amount of Shares Vesting	50% of Target (Threshold)	Target	150% of Target (Optimum)
Adjusted PTPP-NCO ROAA	35th Percentile	50th Percentile	75th Percentile
Three Year Cumulative Adjusted PTPP-NCO	$298,237	$372,796	$447,355

Actual results for the three-year PTPP-NCO ROAA analysis were adjusted for certain non-recurring items such as the impact of BOLI death benefit claims and restructuring charges. The adjusted PTPP-NCO ROAA for the three-year period ended December 31, 2025 was 1.29%, which ranked 114th of 225 Peer Banks (that had reported results as of February 6, 2026), or at the 49.6 percentile, which is below the 50th percentile target. This provided for a vest rate of 98.5% of shares for the adjusted PTPP-NCO ROAA test.

Actual results for the three-year cumulative PTPP-NCO analysis were adjusted for certain non-recurring items such as Paycheck Protection Program loans, BOLI death benefit claims, restructuring charges, and incremental expense related to the FDIC assessment rate change in 2023. Adjusted PTPP-NCO for the three years ended December 31, 2025 was $308,829 which was above target and provided for a vest rate of 57.1% of shares for the adjusted PTPP-NCO test.

    Based on the above analysis, the vest rate for the 2023 performance-based restricted stock units was 77.8% and each Executive will receive 77.8% of the target shares identified in the above table.

Dividends on Unvested Equity Awards

Named Executive Officers and non-employee directors have no ownership rights or rights to dividends on unvested equity awards. Dividend equivalents for unvested restricted stock units are accrued by the Corporation over the vesting period and paid out in cash when the underlying shares are issued based on the number of restricted stock units that have vested.

RETIREMENT BENEFITS AND OTHER COMPENSATION

Deferred Salary Savings Plan
Our Named Executive Officers can participate in the Deferred Salary Savings Plan (the "DSSP") in the same manner as other salaried employees of the Corporation. Under the DSSP, employees may defer a portion of their compensation to the plan.

After employees complete six months of service, the Corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant's deferred salary. The matching contributions vest at 50% at the end of two years of service, 75% at the end of three years of service, and 100% at the end of four years of service.

Pension Plan

The Corporation provided the Univest Financial Corporation Retirement Plan, a tax-qualified pension plan, to all employees hired prior to December 8, 2009. Effective December 31, 2009, the benefits previously accrued under the pension plan were frozen and the plan was amended and converted into a cash balance pension plan. For purposes of this proxy statement, we refer to the plan as the "Pension Plan." Mr. Schweitzer and Mr. Keim are the only Named Executive Officers who participate in the Pension Plan. Further information on the Pension Plan can be found under the Pension Benefits Table section of this Proxy Statement.

Other Benefits and Perquisites

Compensation for group life insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers of the Corporation or its subsidiaries.

Certain executive officers, including the Named Executive Officers, receive expense allowances. These perquisites are determined and approved by the Compensation Committee under the same methodologies for and in conjunction with base salary compensation. Univest also provides certain Named Executive Officers with personal tax preparation services. These services are provided by a certified public accounting firm other than Univest's independent registered public accounting firm, KPMG LLP.

OTHER EXECUTIVE COMPENSATION PRACTICES

Stock Ownership Requirements

To reinforce the importance of aligning the financial interests of the Named Executive Officers with those of the shareholders, the Board of Directors maintains minimum stock ownership guidelines for the Named Executive Officers. Below are the minimum required holdings for the Named Executive Officers as of December 31, 2025.

Executive	Ownership Requirement (Multiple of Base Salary)
Jeffrey M. Schweitzer	3.0x
Brian J. Richardson	2.5x
Michael S. Keim	2.5x
Megan D. Santana	2.5x
Patrick C. McCormick	2.0x

The ownership requirements vary based upon the category of the executive incentive plan in which the Named Executive Officer is placed. These ownership requirements must be met within five years of entering the plan. If an individual is promoted to a new category, the individual will have three additional years in which to achieve the new ownership requirement. Each Named Executive Officer who has been an executive officer for at least five years is in compliance with this policy. The following shares are considered "owned" for the purpose of meeting the ownership requirements outlined in the table above:
•All shares held by the employee or their spouse;
•All restricted stock units (vested or unvested);
•Unexercised vested in-the-money stock options;
•Shares held in the employee's 401(k) plan (i.e., the DSSP); and
•Shares held in trust for the benefit of the employee or their immediate family members.

Insider Trading Policy

The Corporation maintains an Insider Trading Policy (the "Policy") that applies to its Directors and the Named Executive Officers, in addition to other officers and employees. The Policy, among other matters, prohibits the following activities associated with the Common Stock:
•Trading on material, non-public information;
•Trading during designated black-out periods;
•Hedging of Common Stock;

•Pledging of Common Stock in a margin account or as collateral; and
•The short selling of Common Stock.

The Corporation will also adhere to certain provisions contained in the Policy regarding the timing of grants under the Univest Financial Corporation 2023 Equity Incentive Plan (the "2023 Equity Incentive Plan"). Those policies are set forth in the 2023 Equity Incentive Plan. A copy of our Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K.

Clawback Provision on Incentive Compensation

The Corporation has adopted a Clawback Policy to provide for the recovery of certain incentive compensation in the event of an accounting restatement and to comply with the clawback rules found in 17 C.F.R §240.10D and the related NASDAQ listing rules. Under such policy, and in general, if the Corporation is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Corporation will recoup any erroneously awarded incentive-based compensation paid during the three completed fiscal years immediately preceding such restatement from the Corporation's current and former Section 16 officers, provided that such individuals served as Section 16 officers at any time during the applicable performance period. A copy of the Corporation's Clawback Policy and any amendments thereto is filed as an exhibit to our Annual Report on Form 10-K.

Change In Control Agreements

The Corporation has entered into change in control agreements (the "Agreements") with certain executive officers, including all the Named Executive Officers. The terms of the Agreements end on December 31 of the respective year, with automatic one-year renewals thereafter absent notice of non-renewal from any party.

In the event a Named Executive Officer's employment is terminated during the term of the Agreement, during the period from nine months prior to or one year after a "change in control," either by the Corporation for a reason other than "cause" (as defined in the Agreements) or by the Named Executive Officer after the occurrence of certain specified events constituting "good reason" described below, the Corporation will pay the applicable Named Executive Officer a lump-sum cash payment equal to the sum of (i) two times their highest annual base salary in effect at the time of termination of employment for the current and two preceding calendar years and (ii) two times their average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the applicable Named Executive Officer will receive continuation of medical insurance benefits for two years or a cash payment equal to the cost to obtain such benefits.

The specified events constituting "good reason" permitting a Named Executive Officer to terminate employment following a change in control and receive payments and benefits under the Agreement include: (i) material diminution in the Named Executive Officer's authority, duties or other terms and conditions of employment; (ii) reassignment to a location greater than 25 miles from the Named Executive Officer's office on the date of the change in control (unless closer to the Name Executive Officer's residence); (iii) material diminution in the Named Executive Officer's base salary; (iv) failure to provide the Named Executive Officer with employee benefits (retirement or pension, life insurance, medical, health and accident insurance, and similar plans) applicable at the time of the change in control; or (v) a material breach of the Agreement.

The Agreements contain non-competition and non-solicitation covenants that apply for a minimum of six months in the event the Executive voluntarily terminates employment during the term of the Agreement (other than a voluntary termination for Good Reason following a Change in Control, as defined in the Agreements). Upon the payment of benefits under the Agreements, the non-competition and non-solicitation covenants apply for a period mutually to be agreed to by the parties, which will be no less than six months nor exceed two years. If any payments and benefits provided to the Named Executive Officer result in any excess parachute payment under Sections 280G and 4999 of the Internal Revenue Code, after considering the value of the non-competition and non-solicitation covenants, the payments will be reduced if the reduction would result in a better economic benefit to the Named Executive Officer on an after-tax basis than if the Named Executive Officer received the entire payment and was obligated to pay the excise tax under Section 4999 of the Internal Revenue Code.

IMPACT OF TAXATION ON THE FORM OF COMPENSATION

The Compensation Committee considers a variety of factors, including the Corporation's tax position, the materiality of the payments and tax deductions involved, the objectives of the executive compensation programs and the Corporation's compensation philosophy in structuring compensation programs and making compensation decisions.

    OVERVIEW OF BASE SALARY CHANGES FOR 2026

    2026 Base Salaries

In December 2025, the Compensation Committee met and reviewed the performance of the Named Executive Officers with the Chief Executive Officer to determine increases in base salary compensation for 2026. The Committee also met in executive session without the Chief Executive Officer to discuss his base salary for 2026. Increases in base salary compensation for 2026 were based on individual performance and the selected peer group compensation review performed by the Corporation's independent compensation consultant. The Chief Executive Officer's 2026 base salary was approved by the full Board of Directors (with the exception of the Chief Executive Officer) in December 2025.

Below outlines the increases in base salary compensation for 2026 approved by the Compensation Committee:

Executive	2026 ($)	2025 ($)	Base Salary Increase
Jeffrey M. Schweitzer	850,000	830,000	2.4%
Brian J. Richardson	465,000	453,000	2.6%
Michael S. Keim	560,000	545,000	2.8%
Megan D. Santana	410,000	390,000	5.1%
Patrick C. McCormick	450,000	412,000	9.2%

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" section of this document with the Corporation's management.

Based on the Committee's review and discussions noted above, the Compensation Committee recommended to the Board that the Corporation's Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Univest's Annual Report of Form 10-K for the fiscal year ended December 31, 2025.

Univest Compensation Committee Members:

Joseph P. Beebe, Chairman
Martin P. Connor
Robert C. Wonderling
Charles H. Zimmerman

SUMMARY COMPENSATION TABLE

The following table sets forth for the fiscal years ended December 31, 2025, 2024 and 2023, the compensation for the Corporation's and its subsidiaries' principal executive officer, principal financial officer and three next most highly compensated executive officers. This table should be read in conjunction with the "Compensation Discussion and Analysis" section of this document and the information that follows the table. These five individuals are referred to throughout this Proxy as the "Named Executive Officers."

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(a)	Non-Equity Incentive Plan Compensation ($) (b)	Change in Pension Value ($)	All Other Compensation ($) (c)	Total ($)
Jeffrey M. Schweitzer	2025	830,000	539,533	663,234	30,348	34,559	2,097,674
Chairman, President and Chief Executive Officer of the Corporation and Chairman and Chief Executive Officer of the Bank	2024	806,000	523,915	528,061	31,445	29,177	1,918,598
	2023	806,000	523,923	250,572	23,480	26,247	1,630,222
Brian J. Richardson	2025	453,000	203,883	250,603	—	21,523	929,009
Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank	2024	443,000	199,395	193,492	—	17,969	853,856
	2023	430,000	193,517	89,120	—	16,823	729,460
Michael S. Keim	2025	545,000	299,803	334,998	26,565	32,793	1,239,159
Senior Executive Vice President and Chief Operating Officer of the Corporation, President of the Bank	2024	533,000	293,146	232,801	24,107	27,002	1,110,056
	2023	520,000	286,020	107,773	22,061	23,847	959,701
Megan D. Santana	2025	390,000	175,472	215,751	—	21,398	802,621
Senior Executive Vice President, General Counsel and Chief Risk Officer of the Corporation and the Bank	2024	375,000	168,744	163,791	—	17,852	725,387
	2023	365,000	164,283	75,648	—	16,479	621,410
Patrick C. McCormick	2025	412,000	144,262	177,272	—	26,572	760,106
Senior Executive Vice President and Chief Commercial Banking Officer of the Bank	2024	400,000	140,010	152,871	—	23,021	715,902
	2023	351,875	121,638	63,812	—	21,288	558,613
(a) The amounts for 2025, 2024 and 2023 reflect the aggregate grant date fair value for both performance-based and service-based restricted stock units granted, computed in accordance with ASC 718 and are based on the Corporation's stock price as of the date of grant, which was $28.27, $19.56 and $24.88 for 2025, 2024 and 2023, respectively. The amounts were calculated assuming that the performance conditions were satisfied at the target level.
(b) Awards represent annual cash incentive awards paid in the first quarter of 2026 under our Annual Incentive Compensation Plan based on 2025 performance achievement. For a description of how the amount was determined, see "Compensation Discussion and Analysis - Annual Incentives."
(c) Includes Deferred Salary Savings Plan (401(k)) company matching contributions of $10,500 for each Named Executive Officer, imputed income on split-dollar life insurance benefit, long-term disability insurance and expense allowances. Includes an expense allowance for Mr. Schweitzer and Mr. Keim of $14,400 and $12,000, respectively, in 2025 for mileage, cell phone allowance and other incidental expenses. Includes personal tax preparation services for Messrs. Schweitzer, Keim and McCormick. The Corporation did not pay for personal tax preparation services in 2025 for Mr. Richardson or Ms. Santana.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards (a)		Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	Grant Date Fair Value of Stock Awards ($) (d)
		Threshold ($)	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey M. Schweitzer
Annual Incentive Compensation		215,800	539,500
	3/15/2025			6,679	13,358	20,037		377,631
	3/15/2025						5,727	161,902
Brian J. Richardson
Annual Incentive Compensation		81,540	203,850
	3/15/2025			2,523	5,046	7,569		142,650
	3/15/2025						2,166	61,233
Michael S. Keim
Annual Incentive Compensation		109,000	272,500
	3/15/2025			3,711	7,422	11,133		209,820
	3/15/2025						3,183	89,983
Megan D. Santana
Annual Incentive Compensation		70,200	175,500
	3/15/2025			2,172	4,344	6,516		122,805
	3/15/2025						1,863	52,667
Patrick C. McCormick
Annual Incentive Compensation		57,680	144,200
	3/15/2025			1,785	3,570	5,355		100,924
	3/15/2025						1,533	43,338

(a)These columns illustrate the possible payouts for each Named Executive Officer under the Annual Incentive Compensation Plan. See "Summary Compensation" and "Compensation Discussion and Analysis - Annual Incentives" of the document for the actual payouts made in 2025. There is no maximum for non-equity incentive plan awards.
(b)The number of 2025 performance-based restricted stock units actually received and the vesting of those units will depend on the satisfaction of certain performance criteria over the next three years. Dividends are not paid on the service-based or performance-based restricted stock units until vest date based on the number of units that actually vest. The unvested units granted are not eligible for voting. See "Compensation Discussion and Analysis - Long-Term Incentives - 2025 Equity Grants" for further discussion.
(c)The 2025 service-based restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of grant.
(d)Reflects the aggregate grant date fair value for performance-based restricted stock units and service-based restricted stock units granted on March 15, 2025, utilizing $28.27 per share, which equals the Corporation's closing stock price on the date of the grant and, for the performance-based restricted stock units granted on March 15, 2025, assuming performance conditions are satisfied at the target level.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2025

Name	Option Awards (a)				Stock Awards
	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (b)
Jeffrey M. Schweitzer (a)	3/15/2018	13,933	28.50	3/15/2028	3/15/2023 (c)	—	—	11,467	375,430
					3/15/2023 (e)	2,106	68,950	—	—
					3/15/2024 (d)	—	—	18,748	613,810
					3/15/2024 (e)	5,358	175,421	—	—
					3/15/2025 (d)	—	—	13,358	437,341
					3/15/2025 (e)	5,727	187,502	—	—
Brian J. Richardson	3/15/2018	2,090	28.50	3/15/2028	3/15/2023 (c)	—	—	4,235	138,654
					3/15/2023 (e)	778	25,472	—	—
					3/15/2024 (d)	—	—	7,134	233,567
					3/15/2024 (e)	2,040	66,790	—	—
					3/15/2025 (d)	—	—	5,046	165,206
					3/15/2025 (e)	2,166	70,915	—	—
Michael S. Keim (a)	3/15/2018	7,245	28.50	3/15/2028	3/15/2023 (c)	—	—	6,260	204,952
					3/15/2023 (e)	1,150	37,651	—	—
					3/15/2024 (d)	—	—	10,490	343,443
					3/15/2024 (e)	2,998	98,155	—	—
					3/15/2025 (d)	—	—	7,422	242,996
					3/15/2025 (e)	3,183	104,211	—	—
Megan D. Santana	3/15/2018	2,787	28.50	3/15/2028	3/15/2023 (c)	—	—	3,594	117,668
					3/15/2023 (e)	661	21,641	—	—
					3/15/2024 (d)	—	—	6,038	197,684
					3/15/2024 (e)	1,726	56,509	—	—
					3/15/2025 (d)	—	—	4,344	142,223
					3/15/2025 (e)	1,863	60,995	—	—
Patrick C. McCormick					3/15/2023 (c)	—	—	2,662	87,154
					3/15/2023 (e)	489	16,010	—	—
					3/15/2024 (d)	—	—	5,010	164,027
					3/15/2024 (e)	1,432	46,884	—	—
					3/15/2025 (d)	—	—	3,570	116,882
					3/15/2025 (e)	1,533	50,190	—	—
(a)Includes both non-qualified and incentive stock options.
(b)Based on $32.74, the closing price of Univest's Common Stock on December 31, 2025.
(c)Performance-based restricted stock units ("PBRSU") vesting based on achievement during the vest period as noted on page 19.
(d)PBRSU at target level.
(e)Service-based restricted stock units ("SBRSU").

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
3/15/2023	PBRSU - 150% or less vests 3/15/2026 based on the Corporation's achievement of performance metrics and the individuals continued service through vest date
3/15/2023	SBRSU - 33.3334% Vested in 2024; 33.3333% Vested in 2025 and 33.3333% Vests in 2026
3/15/2024	PBRSU - 150% or less vests 3/15/2027 based on the Corporation's achievement of performance metrics and the individuals continued service through vest date
3/15/2024	SBRSU - 33.3334% Vested in 2025; 33.3333% Vests in 2026 and 33.3333% Vests in 2027
3/15/2025	PBRSU - 150% or less vests 3/15/2028 based on the Corporation's achievement of performance metrics and the individuals continued service through vest date
3/15/2025	SBRSU - 33.3334% Vests in 2026; 33.3333% Vests in 2027 and 33.3333% Vests in 2028

STOCK OPTIONS EXERCISED AND STOCK VESTING TABLE

The following table shows information for the Named Executive Officers concerning the exercise of stock options and the vesting of restricted stock unit awards during 2025.

Name	Options Awards		Stock Awards (a)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (b)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (c)
Jeffrey M. Schweitzer	12,277	83,924	18,590	525,539
Brian J. Richardson	1,500	10,950	7,275	205,664
Michael S. Keim	6,696	46,341	10,070	284,679
Megan D. Santana	2,522	18,411	6,200	175,274
Patrick C. McCormick	—	—	4,205	118,875
(a) The amounts shown under Stock Awards include the portion of prior year restricted stock units that vested during 2025.
(b) "Value Realized on Exercise" is calculated by subtracting the exercise price from the Fair Market Value as of the exercise date multiplied by the number of the options exercised.
(c) "Value Realized on Vesting" is based on the closing price of Univest Common Stock on the date of vesting.

Policies and Practices Related to the Grant of Certain Equity Awards

While the Corporation does not have formal policy or obligation that requires it to grant or award equity-based compensation on a specific date, the Compensation Committee and the Board of Directors have a historical practice of not granting stock options to executive officers during closed quarterly trading windows as determined under the Corporation's insider trading policy. Consequently, the Corporation has not granted, and does not expect to grant, any stock options to any Named Executive Officers within four business days preceding the filing with the SEC of any report on Forms 10-K, 10-Q or 8-K that discloses material non-public information. The Compensation Committee and the Board of Directors do not take material non-public information into account when determining the timing of equity awards and do not time the disclosure of material non-public information in order to impact the value of executive compensation. The Corporation did not grant any stock options in 2025.

PENSION BENEFITS TABLE

The Pension Plan is a cash balance pension plan. Benefits under the Pension Plan accrue by crediting participants annually with an amount equal to a percentage of earnings in that year based on years of credited service as defined in the Plan. These benefits are expressed in the form of a hypothetical account balance. Employees hired on or after December 8, 2009 are not eligible to participate in the Pension Plan. As a tax-qualified cash balance pension plan, employer contributions to the Pension Plan are required: no contributions to the Pension Plan are required or permitted by the participants.

    The normal retirement date under the Pension Plan is the first day of the month coincident with or next following the later of attainment of age 65 or completion of five years of credited service. Prior to December 31, 2009, the normal annual retirement benefit amount accrued was 1.5% of average earnings for each year of credited service up to 20 years plus 0.5% of average earnings for each year of credited service in excess of 20 years up to 35 years, plus 0.25% of average earnings in excess of the average Social Security wage base for each year of credited service up to 35 years.

    As a cash balance pension plan (after December 31, 2009), benefits under the Pension Plan are credited to participant's accounts based on the following formula:

Years of Service	Annual Benefit Credited
0 - 10	3% of salary
11- 20	5% of salary
21 +	7% of salary

    Additionally, annually the employees' accounts are credited based on the ten-year Treasury note rate plus 1%, but in no event less than 2% nor more than market rate of return. For employees over the age of 55 and with more than 20 years of service on December 31, 2009, the annual retirement benefit is guaranteed to be the higher of the benefit attributable to the formula under the defined benefit portion of the Pension Plan that was in effect prior to December 31, 2009, or the cash balance component of the plan.
    Each participant who has at least ten years of service and who has attained age 55 may elect to retire early within the ten-year period immediately prior to his/her normal retirement age. A participant's early retirement benefit is the greater of (i) the actuarial equivalent of the accrued benefit if the benefit is distributed in a form other than a non-decreasing life annuity payable for a period not less than the life of the participant or (ii) the accrued benefit reduced from the early retirement date by 1/15th per year for the first five years and 1/30th per year for each of the next five years. A participant's early retirement benefit with respect to benefits accrued prior to the cash balance plan conversion effective December 31, 2009 is the participant's accrued benefit payable at the participant's normal retirement date, reduced by 6% per year for the first five years and 4% per year thereafter to age 55; however, if the participant has attained age 62 at the early retirement date and the sum of the participant's age plus years of service equals or exceeds 85, the participant will receive the normal retirement benefit.
    A vested participant who dies before the annuity starting date and who has a surviving spouse will have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Jeffrey M. Schweitzer	Univest Financial Corporation Retirement Plan	18.25	279,452	—
Brian J. Richardson (b)	Univest Financial Corporation Retirement Plan	N/A	N/A	N/A
Michael S. Keim	Univest Financial Corporation Retirement Plan	17.00	180,573	—
Megan D. Santana (b)	Univest Financial Corporation Retirement Plan	N/A	N/A	N/A
Patrick C. McCormick (b)	Univest Financial Corporation Retirement Plan	N/A	N/A	N/A
(a) Assumptions used in calculating the present value of the accumulated benefit are set forth in Note 13 to the Financial Statements included in Univest's Form 10-K for the year ended December 31, 2025.
(b) Messrs. Richardson and McCormick and Ms. Santana were hired after December 8, 2009, at which date the defined benefit pension plan was closed to new employees and the plan was converted to a cash-balance plan.
CHIEF EXECUTIVE OFFICER - PAY RATIO DISCLOSURE

As required by applicable SEC rules, we are providing the following information:

In an effort to maintain comparability in the reported CEO Pay Ratio Disclosure, for 2025, Univest re-identified the median employee. We completed the following steps to identify the median employee and to determine the annual total compensation of our median employee and CEO:

1.We identified our employee population as of December 31, 2025, including all full-time, part-time, temporary, and seasonal employees employed on that date. This date was selected because it aligned with our calendar year- end and allowed us to identify employees in a reasonably efficient manner.

2.To find the median employee (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2025. In making this determination, we did not make adjustments for employees who were employed on December 31, 2025 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

3.We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

4.After identifying the median employee, we added together all of the elements of such employee's compensation for 2025 in accordance with SEC requirements, resulting in annual total compensation of $81,316.

5.As reported in the Total column of our 2025 Summary Compensation Table, the annual total compensation for 2025 of Jeffrey M. Schweitzer, our Chairman, President and CEO, was $2,097,674.

Based on this information, the ratio for 2025 of the annual total compensation of our Chairman, President and CEO to the annual total compensation of our median employee is 26 to 1.

PAY VERSUS PERFORMANCE DISCLOSURE

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer ("PEO") and Non-PEO Named Executive Officers (referred to in this disclosure as the "Non-PEO NEOs") and Corporation performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year (a)	Summary Compensation Table Total for PEO[1] ($)	Compensation Actually Paid to PEO[1,2,3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)	Adjusted PTPP[5] ($ Millions)
					TSR ($)	Peer Group TSR ($)
2025	2,097,674	2,250,531	932,724	989,892	187.66	129.49	90.8	122.90
2024	1,918,598	2,477,339	851,300	1,059,619	164.29	124.24	75.9	97.63
2023	1,630,222	1,443,163	717,296	652,769	118.46	106.43	71.1	102.36
2022	1,842,099	1,743,997	806,222	770,875	134.71	114.04	78.1	107.82
2021	1,648,678	2,090,595	691,258	837,966	149.59	139.69	91.8	87.45
1.Jeffrey M. Schweitzer was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022 - 2025
Brian J. Richardson	Brian J. Richardson
Michael S. Keim	Michael S. Keim
Megan D. Santana	Megan D. Santana
Duane J. Brobst	Patrick C. McCormick
2. The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Corporation’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
3. Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the most recent fiscal year.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Change in Pension Value for PEO ($)	Exclusion of Stock Awards for PEO ($)	Inclusion of Pension Service Cost for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2025	2,097,674	(30,348)	(539,533)	16,966	705,772	2,250,531

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	932,724	(6,641)	(210,855)	3,277	271,387	989,892

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2025	637,439	104,466	(36,133)	705,772

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	243,210	40,728	(12,551)	271,387

4. The Peer Group TSR set forth in this table utilizes the NASDAQ Bank Index (IXBK), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Corporation and in the NASDAQ Bank Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
5. We determined pre-tax pre-provision income to be the most important financial performance measure used to link Corporation performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2025. PTPP income is a non-GAAP measure, and is defined as pre-tax income plus provision for credit losses. All financial performance measures are subject to adjustments by the Compensation Committee for items defined in the Compensation Discussion and Analysis section of the proxy statement. For 2025, these adjustments include BOLI death benefit claims received and the residual impact of the sale of mortgage servicing rights in the first quarter of 2024.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return ("TSR")

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, the Corporation’s cumulative TSR over the five most recently completed fiscal years, and the NASDAQ Bank Index (IXBK) TSR over the same period.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years.
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Adjusted PTPP

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted PTPP during the five most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Corporation considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2025 to the Corporation's performance. The measures in this table are not ranked.

Adjusted PTPP
Adjusted PTPP Return on Average Equity
Adjusted Efficiency Ratio
Net Charge-Offs ("NCO") / Average Loans and Leases vs. Peer Group
Non-Performing Assets to Total Assets vs. Peer Group
Adjusted PTPP-NCO Return on Average Assets vs. Peer Group
3-Year Cumulative Adjusted PTPP-NCO Performance

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

    Certain triggering events could potentially affect the amounts of compensation reported in the previous tables. Triggering events would include retirement, early retirement, termination by reason of disability, death or cause, or a change in control of the Corporation, described in "Change in Control Agreements" on page 21. The effects of these events on awards are addressed within the 2003 Long-Term Incentive Plan, the Amended and Restated 2013 Long-Term Incentive Plan, the 2023 Equity Incentive Plan, the Defined Benefit Pension Plan, the Death Benefit Only Insurance Plan and the Split-Dollar Life Insurance Plan.
Change in Control Agreements

In the event that the employment of the Named Executive Officers is terminated subsequent to a "change in control" during the term of the Change in Control Agreements (described on page 21) either by the Corporation for a reason other than "cause" (as defined in the Agreement) or by the Executive after the occurrence of certain specified events constituting "good reason," the Corporation will pay the Named Executive Officer a lump-sum cash payment equal to the sum of (i) two times the highest annual base salary in effect on the date of termination of employment for the current and two preceding calendar years, and (ii) two times the applicable Executive's average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the applicable Executive will each receive continuation of medical insurance benefits for two years, or a cash payment equal to the cost to obtain such benefits.

The following table provides the amount of compensation payable to the applicable Executive after a "change in control" and assumes the employee is terminated for a reason other than cause (as defined in the Agreement) or the Executive terminates employment after the occurrence of a specified event of "good reason" on December 31, 2025.

Name	2x Multiple of Base Salary ($)	2x Multiple of Cash Bonus ($)	Two Years of Medical Insurance Benefits ($)	Total ($)
Jeffrey M. Schweitzer	1,700,000	961,245	26,494	2,687,739
Brian J. Richardson	930,000	355,477	31,778	1,317,255
Michael S. Keim	1,120,000	450,381	13,938	1,584,319
Megan D. Santana	820,000	303,460	31,778	1,155,238
Patrick C. McCormick	900,000	262,637	13,142	1,175,779

Life Insurance

The Bank owns life insurance policies ("BOLI") on certain officers, including the Named Executive Officers, and provides death benefits related to those policies. All Named Executive Officers are covered by the Univest Bank and Trust Co. Split-Dollar Life Insurance Plan, which provides a benefit equal to two times the Executive's base salary at time of death. The executives are taxed on the imputed income attributable to them under the Split-Dollar Life Insurance Plan and the Bank will recover at least the cash surrender value of the BOLI policies upon the death of the covered individual.

The following table demonstrates the impact under different triggering events as if such event had occurred on December 31, 2025:

Name			Restricted Stock Units
	Triggering Event	Life Insurance Benefit ($)	Number of Awards that could be Accelerated and Become Vested (#)	Aggregate Intrinsic Value of Accelerated Awards ($) (a)
Jeffrey M. Schweitzer	Death (b)	1,660,000	41,629	1,362,933
	Disability (b)	N/A	41,629	1,362,933
	Change in Control	N/A	60,037	1,965,611
Brian J. Richardson	Death (b)	906,000	15,642	512,119
	Disability (b)	N/A	15,642	512,119
	Change in Control	N/A	22,608	740,186
Michael S. Keim	Death (b)	1,090,000	23,042	754,395
	Disability (b)	N/A	23,042	754,395
	Change in Control	N/A	33,289	1,089,882
Megan D. Santana	Death (b)	780,000	13,302	435,507
	Disability (b)	N/A	13,302	435,507
	Change in Control	N/A	19,252	630,310
Patrick C. McCormick	Death (b)	824,000	10,573	346,160
	Disability (b)	N/A	10,573	346,160
	Change in Control	N/A	15,456	506,029
(a) Based on $32.74 the closing price of Univest's Common Stock on December 31, 2025.
(b) For performance-based restricted stock units, if a termination occurs due to death or disability, then unvested restricted stock units vest as of the date of the death or disability based on a "Pro-Rata Calculation," which will be determined based upon the length of grantee's employment with the Corporation from the date of the award through the date of the death or disability as compared to the vesting term. Service-based restricted stock units, if a termination occurs due to death or disability, become fully vested at the date of the death or disability.

The 2023 Equity Incentive Plan provides that the Compensation Committee may, in its sole discretion, provide for the lapse of any restrictions and may accelerate or waive such restrictions in whole or in part, based on service, performance, or such factors or criteria as the Committee may determine.
DIRECTOR COMPENSATION

    The following table shows compensation received by non-employee Directors for the year ended December 31, 2025:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Units ($) (a) (b)	Total ($)
Joseph P. Beebe	86,250	42,516	128,766
Todd S. Benning	62,000	42,516	104,516
Domenick A. Cama	45,083	42,516	87,599
Martin P. Connor	53,500	42,516	96,016
Suzanne Keenan	71,250	42,516	113,766
Natalye Paquin	61,000	42,516	103,516
Thomas M. Petro	87,250	42,516	129,766
Michael L. Turner	57,750	42,516	100,266
Anne Vazquez	46,750	42,516	89,266
Robert C. Wonderling	53,500	42,516	96,016
Charles H. Zimmerman	68,750	42,516	111,266
(a) The amount reflects the aggregate grant date fair value for service-based restricted stock units granted during 2025 and is based on the Corporation's closing stock price of $30.39 as of the date of grant on January 31, 2025.
(b) Each director has 3,165 restricted stock units outstanding that have not vested as of December 31, 2025, except Mr. Cama who has 1,399.

    Director Fees

A summary of Board compensation is shown in the following table for the year ended December 31, 2025.

Compensation Type (1)	Compensation Amount
Board of Director Fees	$40,000 annual cash retainer
Restricted stock units issued annually equivalent to $42,500 based on the Corporation's stock price as of the date of grant on January 31, 2025

Committee Chair Additional Retainer	$20,000 Independent Directors Committee
$8,500 Audit Committee
$8,500 Community Reinvestment Act Committee
$8,500 Compensation Committee
$8,500 Enterprise-Wide Risk Management Committee
$8,500 Nominating and Governance Committee
$8,500 Trust Committee

Committee Retainer	$11,000 Executive Committee
$7,000 Audit Committee
$7,000 Community Reinvestment Act Committee
$7,000 Compensation Committee
$7,000 Enterprise-Wide Risk Management Committee
$7,000 Nominating and Governance Committee
$7,000 Trust Committee
(1) Annual retainer, Committee Chair retainers and Committee retainers are paid in quarterly installments.

Director Mandatory Retirement Age

    The Corporation's Bylaws provide that a Director is required to retire from the Board on the first day of the month following their 72nd birthday. Notwithstanding this mandatory provision, the Board, by the affirmative vote of a majority of Directors, may extend the retiring Director's service eligibility for up to three years as permitted under the Corporation's Bylaws.

Stock Ownership Requirements

All non-employee Directors and Alternate Directors, if any, are each required to own 10,000 shares of the Corporation's stock within five years of becoming a Director or an Alternate Director. Each non-employee Director who has been a Director or Alternate Director for at least five years is in compliance with this policy. The following shares are considered "owned" for the purpose of meeting the ownership requirements:

•All shares held by the Director or their spouse;
•All restricted stock units (vested or unvested); and
•Shares held in trust for the benefit of the Director or their immediate family members.

Director Resignation Policy

The Corporation has a Director Resignation Policy (the "Resignation Policy") to address a situation in which a nominee for election to the Board in an uncontested election is elected, despite receiving more votes "withheld" for his or her election than votes "for" his or her election (a "Majority Withheld Vote"). By accepting a nomination to stand for election or re-election as a Director of the Corporation or an appointment as Director to fill a vacancy or new Directorship, each candidate, nominee or appointee agrees that if, in an uncontested election of Directors, he or she receives a Majority Withheld Vote, the Director will tender a written offer of resignation to the Chair of the Board promptly following the Annual Meeting.

For purposes of the Policy, an "uncontested election of Directors" is any election of Directors in which the number of nominees for election does not exceed the number of Directors to be elected. The Nominating and Governance Committee must promptly consider the Director's offer of resignation and recommend to the Board whether to accept the offer of resignation. The Board will act on the Committee's recommendation within 90 days following the shareholder vote. In evaluating the Director's offer of resignation, the Committee and the Board must consider relevant factors, including the following: (i) the perceived reasons for the Majority Withheld Vote; (ii) the qualifications and tenure of the Director; (iii) the Director's past and expected future contributions to the Corporation; (iv) the overall composition of the Board and whether accepting the resignation would cause the Corporation to not be in compliance with any applicable rule or regulation (including exchange listing standards) or any material agreement to which the Corporation is a party; and (v) whether the resignation would be in the best interests of the Corporation. In determining what action to recommend or take regarding the Director's offer of resignation, the Committee and the Board may: (i) accept the offer of resignation; (ii) reject the offer of resignation; (iii) reject the offer of resignation to allow the Director to remain on the Board but agreeing that the Director will not be nominated for re-election to the Board at the next election of Directors relating to the class in which such Director serves; (iv) defer acceptance of the offer of resignation until the Board can find a replacement director with the necessary qualifications to fill the vacancy that accepting the offer of resignation would create; or (v) defer acceptance of the offer of resignation if the Director can cure the underlying cause of the Majority Withheld Vote within a specified period of time (for example, if the Majority Withheld Vote related to service on one or more other boards of directors, by resigning from other company boards).

After the Board makes a decision on the Committee's recommendation, the Corporation will promptly publicly disclose the Board's decision whether to accept the Director's offer of resignation, together with an explanation of the process by which the decision was made, and, if applicable, the Board's reasons for such decision.

RELATED PARTY TRANSACTIONS

Since December 31, 2024, some of the Directors and Executive Officers, including their immediate family members and affiliated organizations, had consumer and commercial lending relationships and other banking transactions with the Corporation as customers of the Bank. Any loans with Directors and Executive Officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to the Bank. Such loans did not involve more than normal collection risk and do not present other unfavorable features. Other banking transactions were also undertaken in the ordinary course of business. It is anticipated that similar transactions will occur in the future.
These transactions were made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 (dealing with personal loans to Executive Officers) and Federal Reserve Board Regulation O. As of December 31, 2025, loans to Executive Officers, Directors, and their affiliates represented 0.17% of total shareholders' equity in the Corporation.

The Corporation's Audit Committee Charter provides for the review of Related Party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K. It is the Corporation's policy that all Related Party transactions be approved or ratified by the Audit Committee. A Related Party transaction entered into without pre-approval shall not be deemed to violate this policy, or to be invalid or unenforceable, so long as the transaction is ratified by the Audit Committee as soon as reasonably practicable after it is entered into.

COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee met five times during 2025. The Compensation Committee's responsibilities include reviewing and approving corporate goals and objectives for compensation-related purposes, including financial performance and shareholder return, approving the annual compensation of executive officers and other key management personnel through consultation with management and the Compensation Committee's independent compensation consultants and review of the Corporation's management development and succession plans. Recommendations are made to the Board with respect to the Corporation's CEO compensation and overall incentive-based compensation plans, including equity-based plans. In addition, the Compensation Committee reviews and recommends changes to the annual retainer and committee fee structure for non-employee Directors on the Board. In addition, the responsibilities and duties of the Compensation Committee include the approval of human capital disclosures and the Compensation Discussion and Analysis contained in the Corporation’s Annual Report on Form 10-K and/or annual proxy statement, assisting in establishing the Corporation’s general strategy with respect to environmental performance, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to the Corporation as it relates to compensation, employment and human resources ("HR ESG"), considering and recommending policies, practices, systems and disclosures that conform with that strategy, and monitoring the implementation of HR ESG-related policies, practices and systems to ensure adherence to the Corporation’s strategy. The Compensation Committee's charter is available at the Corporation's website on the internet at www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents.

All members of the Compensation Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

CORPORATE GOVERNANCE DISCLOSURE

    Code of Conduct

The Corporation maintains a Code of Conduct for all Directors and a Code of Conduct for all officers and employees, including the CEO and senior financial officers. It is the responsibility of every Univest Director, Officer and employee to maintain a commitment to high standards of ethical conduct and to avoid any potential conflicts of interest. The Codes are designed not only to promote clear and objective standards for compliance with laws and accurate financial reporting - they also contain an accountability mechanism that ensures consistent enforcement of the Codes and protection for persons reporting questionable behavior, including a fair process for determining possible violations. The Codes of Conduct are available on our website at www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation.

Any waiver of the Codes of Conduct for Directors or Executive officers must be approved by the Board or a committee of the Board and disclosed on a Form 8-K within four business days. Any waivers would also be posted on our website within four business days.

Insider Trading Arrangements and Policy

The Corporation maintains an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations. A copy of the Corporation's Insider Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2025.

    Anti-Hedging Policy

    The Corporation's Insider Trading Policy includes a prohibition on hedging by its Directors, Executive Officers and employees. These transactions are designed to hedge or offset the economic risk of owning shares of Common Stock. Any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Common Stock would affect the value of the shares of Common Stock owned by a Director, Executive Officer or employee is prohibited.

Margin Accounts and Pledging Policy

The Corporation's Margin Accounts and Pledging Policy includes a prohibition from pledging the Corporation's Common Stock as collateral for any loan or holding the stock in a margin account for its Directors, Executive Officers and employees. Because certain transactions may occur at a time when a Director, Executive Officer or employee is aware of material, non-public information or otherwise not permitted to trade in the Corporation's securities, Directors, Executive Officers and employees are prohibited from holding the Corporation's securities in a margin account, borrowing against any account where the Corporation's securities are held or pledging the Corporation's securities as collateral for a loan.

NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD

The Nominating and Governance Committee met three times during the fiscal year ended December 31, 2025. The primary purpose of the Nominating and Governance Committee is to identify individuals for nomination as members of the Board and Board committees and to evaluate the Board's governance structure. In addition, as needed, the Nominating and Governance Committee assists in setting the Corporation’s general strategy with respect to ESG Matters, and considers, recommends and implements policies, practices and disclosures that conform with that strategy, including those that enhance reputation, mitigate risk, engage employees and meet shareholder expectations; provided, however, that the Corporation’s Compensation Committee is primarily responsible for ESG Matters involving compensation, employment and human resources.

The Nominating and Governance Committee charter is available at www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents.

All members of the Nominating and Governance Committee are independent as defined in the listing standards of the NASDAQ Stock Market.

The Nominating and Governance Committee recommended to the Board the slate of nominees included in this Proxy Statement for election to the Board of Directors at the Annual Meeting of Shareholders.

Alternate Directors are elected by the Corporation's shareholders and serve for a one-year term. The Alternate Director position provides an avenue for the Corporation to nurture and evaluate future Directors that the Board of Directors has determined would qualify as a nominee for the Board of Directors. The Alternate Director, by attending board meetings on a regular basis, stays informed of the activities and conditions of the Corporation and stays abreast of general industry trends and any statutory or regulatory developments. However, an Alternate Director does not vote on matters coming before the Board of Directors. The Corporation does not currently have any Alternate Directors.

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals to the Board for nomination. The Nominating and Governance Committee seeks to balance the skills of current Board members with the need for other diverse skills and qualities, including diversity of gender or ethnicity, which will complement the Corporation's strategic vision. All Director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board's effectiveness. Additionally, all candidates must possess a commitment to high ethical standards and have a demonstrated reputation for integrity. Other facts to be considered include an individual's business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the financial services industry and public companies, as well as the ability to devote the necessary time to serve as a Director. A majority of the Directors on the Board must meet the criteria for "independence" established by the NASDAQ Stock Market, and the Nominating and Governance Committee will consider any conflicts of interest that might impair their independence.

Annually, the Nominating and Governance Committee assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to complement the Corporation's strategic vision. Based on this, the Nominating and Governance Committee recommends nominees for election to the Board of Directors.

Board Leadership

The leadership of the Board of Directors is comprised of: (1) our Chairman (who also serves as our President and CEO), (2) our Lead Independent Director, and (3) our committee chairs.

Jeffrey M. Schweitzer was elected Chairman of the Board effective January 1, 2024 and has served as our President and CEO since January 1, 2014. He was elected Chairman because of his extensive knowledge of Univest and its markets, his leadership qualities, including the ability to lead the organization through expansion and growth and digital change, his experience and expertise, and his understanding and ability to oversee the implementation of the Corporation's strategy. The Chairman serves as a member of the Executive Committee, the Enterprise-Wide Risk Management Committee, the Community Reinvestment Act Committee, and the Trust Committee, and participates in other committees of the Board of Directors in an advisory manner. The Chairman also develops the agendas of the Board in consultation with the Lead Independent Director and represents the Board of Directors in the community.

The Board of Directors reviews its leadership structure annually. The Board of Directors determines whether the Chairman and CEO roles will be held by the same person based on its assessment of what is in the best interests of the Corporation and its shareholders at a given point in time and the leadership qualities, experience and expertise of the individual and of the other members of the Board of Directors. At the time of Mr. Schweitzer's election, the Board of Directors considered whether to combine the roles of Chairman and CEO.

The Board of Directors ultimately determined that a combined role was the best way to maintain continuity of strong leadership and to align Univest's operations and business with its strategic plan. Mr. Schweitzer's leadership, strategic vision and service as President and CEO of Univest through a period of strong performance and disciplined growth contributed to the decision by the Board of Directors that a combined Chairman and CEO role, with Mr. Schweitzer serving in such role, is in the best interests of Univest and its shareholders. The combined role also provides a single point of leadership for the Corporation in order for the Corporation to maintain a unified message.

The Board of Directors recognizes the need for strong independent perspectives. Therefore, when the Chairman and CEO roles are combined, the Board required that a Lead Independent Director be appointed by the independent directors. Joseph P. Beebe currently serves as Lead Independent Director. The Lead Independent Director is an independent director and has been designated by the Board of Directors to lead the Board of Directors in fulfilling its duties effectively, efficiently, and independently of management.

The Lead Independent Director collaborates with the Chairman and the independent directors, meets with the independent directors without management present, provides input on and reviews the meeting agendas, ensures delegated committee functions are carried out and, together with the Nominating and Governance Committee, evaluates the effectiveness of the Board of Directors and its committees, including oversight of the annual Board self-evaluation process. The Corporation also has an Independent Directors Committee, which is chaired by Mr. Beebe.

The Corporation and the Board of Directors believe this structure is appropriate for the Corporation as the Board consists predominately of outside, independent Directors, with management representation constituting only one of the twelve members of the Board of Directors. The Independent Directors of the Board meet separately at least twice a year and after each Board of Director meeting in executive session without management present. Additionally, members of the Board of Directors attend and actively participate in the following committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Governance Committee, Enterprise-Wide Risk Management Committee, Community Reinvestment Act Committee and Trust Committee. The active participation in these committees in addition to the Board of Directors' meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation.

All nominees to the Board of Directors will be evaluated in the same manner, regardless of whether they are recommended by the Nominating and Governance Committee or recommended by a shareholder.

Risk Management

Risk management is the cornerstone of banking and is integral to the daily operations of the Corporation. The Board of Directors oversees the risk management functions of the Corporation through the Enterprise-Wide Risk Management Committee, which currently consists of the Chairman, President and Chief Executive Officer of the Corporation, and four independent Directors of the Board. The Chief Risk Officer, Chief Financial Officer and Bank President attend each meeting, and additional members of management regularly present at the Enterprise-Wide Risk Management Committee meetings. The Enterprise-Wide Risk Management Committee met four times during 2025 and is chaired by Thomas M. Petro. The Enterprise-Wide Risk Management Committee is designed to assist the Board in understanding the risks inherent in the business functions of the Corporation and to assess, monitor, control and mitigate the risks associated with these functions. These risks include, but are not limited to: asset quality, internal audit, BSA/AML, compliance, credit (commercial, consumer, residential mortgage), cyber security, earnings, information security, information technology, interest rate, legal, liquidity, market, operational, pricing, regulatory, reputation, strategic, third-party vendor, transaction, and other emerging risks.

In addition to this committee, there is also an Enterprise-Wide Risk Management management-level committee, which met four times in 2025, consisting of members of management representing various line of business and areas of support. Minutes from these meetings are provided to the Enterprise-Wide Risk Management Committee, and minutes from the Enterprise-Wide Risk Management Committee are reported to the full Board of Directors. The Chief Risk Officer reports directly to the Audit Committee and administratively to the Chairman, President and Chief Executive Officer of the Corporation. The Chief Risk Officer also attends meetings of the Board of Directors, Executive Committee, Audit Committee, Compensation Committee, Enterprise-Wide Risk Management Committee, Trust Committee and Community Reinvestment Act Committee, as well as numerous management level committee meetings, in order to better understand the differing risks the Corporation is encountering and also to provide perspective with respect to enterprise-wide risk management to the members of the Board of Directors attending these meetings. The Chief Risk Officer also meets in executive session with the Audit Committee on a quarterly basis.

The Enterprise-Wide Risk Management Committee provides oversight, from a risk perspective, of information systems security. In that regard, the Chief Information Security Officer provides information security updates to the Enterprise-Wide Risk Management Committee at each Enterprise-Wide Risk Management Committee meeting. Additional information security training is provided through a management Information Security Steering Committee and also through targeted training that is overseen by the Chief Information Security Officer. In addition, the Corporation has implemented a Cyber Incident Response Plan in order to provide a structured and systematic incident response process for information security incidents that affect any of the information technology systems, network, or data of the Corporation. The Cyber Incident Response Plan is implemented and maintained by the Corporation’s Chief Information Security Officer and is subject to annual review and approval by the Enterprise-Wide Risk Management Committee.

Shareholder Nominations

Article II, Section 17 of the Bylaws governs the process of nominations for election to the Board of Directors. Nominations made by shareholders entitled to vote for the election of Directors must be made by written notice, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the shareholders called for the election of Directors; provided, however, that if less than twenty-one (21) days' notice of the meeting is given to shareholders, such a nomination must be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the shareholders.
    Such notification must contain the following information:

a.The name, age and resident address of each of the proposed nominees;
b.The principal occupation or employment and business address of each proposed nominee;
c.The total number of shares of the Corporation that, to the knowledge of the nominating shareholders, is held by each of the proposed nominees;
d.The name and resident address of the nominating shareholder; and
e.The number of shares owned by the nominating shareholder.

    The nomination of a Director by the Corporation who has not previously served as a Director must be made from and among the then serving Alternate Director(s) except in connection with the execution by the Corporation of a definitive acquisition or merger agreement. Nomination for Alternate Directors shall be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating and Governance Committee of the Board.

PROPOSALS
Proposal 1 - Election of Directors

The election of four Class III Directors, each for a three-year term expiring in 2029 or until their successors are elected and qualified. The nominees for Class III Director are:
    Joseph P. Beebe
    Natalye Paquin
Anne Vazquez
Robert C. Wonderling

The Board of Directors recommends a vote "FOR" each of the listed nominees.

Proposal 2 - Ratification of KPMG LLP as independent registered public accounting firm for 2026

The Audit Committee of the Board has appointed KPMG as the independent registered public accounting firm for the Corporation for 2026. KPMG was first engaged as the Corporation's independent registered public accounting firm in 2004 and audited the Corporation's financial statements for 2025.

Although shareholder ratification of the appointment of KPMG as the Corporation's independent registered public accounting firm is not required, the Board has decided to afford the Corporation's shareholders the opportunity to express their opinions on the appointment of the Corporation's independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Corporation and its shareholders. If the Corporation's shareholders do not ratify the appointment, the Committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

A representative from KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" Proposal 2.

Proposal 3 - An advisory vote to approve Named Executive Officer compensation as presented in this Proxy Statement
We are requesting shareholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in "Compensation Discussion and Analysis" (the "CD&A") section of this document and the compensation tables included in the discussion of Executive Compensation beginning on page 11, including the narrative disclosure thereto.
As stated in the CD&A, our executive compensation program has been designed to attract, incentivize and retain employees in leadership positions by recognizing their importance in carrying out the Corporation's Mission Statement, Core Values and Vision Statement. Focusing on these three elements is critical to meeting the Corporation's short-term and long-term goals and growth in shareholder value.
Highlights of our program include:
•Mixture of salary and incentive compensation (base salary, annual incentive and long-term incentive compensation) with approximately 50% paid in annual base salary and 50% paid in the form of annual incentive and long-term incentive compensation based on individual and corporate performance factors;
•Measurement of individual and corporate performance factors by the Compensation Committee, considering decision-making responsibilities, experience, work performance and achievement of key goals, including performance compared to peers;
•Assessment of Univest's executive compensation program by the Compensation Committee to ensure the program promotes the long-term objectives of the Corporation, encourages growth in shareholder value, provides the opportunity for investment in the management of the Corporation, and attracts top-level executives to strategically manage the Corporation; and
•The requirement that executives acquire substantial levels of ownership of the Corporation's stock to better align the executives' interests with those of the shareholders.

As an advisory vote, this proposal is not binding upon the Corporation. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our shareholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers. Accordingly, we will present the following resolution for vote at the 2026 Annual Meeting of Shareholders:

"RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the Corporation's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and any related narrative disclosure in the Proxy Statement."

The Board of Directors recommends that you vote "FOR" Proposal 3.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy materials relating to the Corporation's 2027 Annual Meeting in accordance with the rules of the SEC must submit such proposal to the Corporation at its principal executive offices, 14 North Main Street, P.O. Box 197, Souderton, Pennsylvania 18964, no later than November 13, 2026.
A shareholder proposal submitted after November 14, 2026, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation's Proxy Statement for the Annual Meeting to be held in 2027, but may nevertheless be presented at the Annual Meeting. Under the Corporation's bylaws, to present a proposal at the Annual Meeting in 2027, a shareholder must have submitted such proposal in writing to the Chairman at the principal executive offices of the Corporation at least 120 days prior to the date of such meeting and the proposal must be, under law, an appropriate subject for shareholder action. Based upon a scheduled meeting date for the 2027 Annual Meeting of April 22, 2027, a proposal submitted pursuant to the Corporation's bylaws must be received at the principal executive offices no later than December 23, 2026.
In addition, under SEC Rule 14a-19, a shareholder intending to engage in a director election contest with respect to the Corporation's annual meeting of shareholders to be held in 2027 must give the Corporation notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year's annual meeting. This deadline is February 22, 2027.

    OTHER BUSINESS

The Board and Management do not intend to present any business at the meeting other than as stated above. They know of no other business which may be presented at the meeting. If any matter other than those included in this Proxy Statement is presented at the meeting, the person named in the accompanying proxy card will have discretionary authority to vote all proxies in accordance with his or her best judgment.

SHAREHOLDERS ARE URGED TO VOTE. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the postage-paid envelope we have provided. The proxy does not affect the right to vote virtually or in person at the meeting and may be revoked prior to the call for a vote.